                                                                  Exhibit 2.1
                                                                  Execution Copy

================================================================================

                           RECAPITALIZATION AGREEMENT

================================================================================

                                      Among

               FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY
                     MANAGEMENT BUYOUT PARTNERSHIP-VI, L.P.,

                          YANKEE CANDLE HOLDINGS CORP.,

                        THE YANKEE CANDLE COMPANY, INC.,
                                       and

                                MICHAEL KITTREDGE

                              Dated March 25, 1998

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS........................................................1
  1.01 Definitions...........................................................1
  1.02 Other Defined Terms...................................................9

ARTICLE II RECAPITALIZATION TRANSACTIONS....................................11
  2.01 Aggregate Recapitalization Price.....................................11
  2.02 Recapitalization Transactions........................................12
  2.03 Closing..............................................................14
  2.04 Purchase Price Adjustment............................................14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER....................17
  3.01 Organization.........................................................17
  3.02 Authority............................................................17
  3.03 Capitalization; Title to Shares......................................18
  3.04 Organizational Documents and Records.................................18
  3.05 Subsidiaries and Portfolio Interests.................................19
  3.06 Financial Statements.................................................19
  3.07 Compliance with Laws; Permits........................................19
  3.08 Consents; No Violations..............................................20
  3.09 Commitments..........................................................20
  3.10 Absence of Undisclosed Liabilities...................................23
  3.11 Absence of Certain Changes...........................................23
  3.12 Brokers and Finders; Fees............................................23
  3.13 Real Estate..........................................................23
  3.14 Sufficiency of Assets................................................24
  3.15 Tangible Property....................................................24
  3.16 Inventory............................................................25
  3.17 Accounts and Notes Receivable; Commissions...........................25
  3.18 Litigation and Orders................................................26
  3.19 Intellectual Properties..............................................26
  3.20 Tax Returns, Audits and Liabilities..................................27
  3.21 Insurance............................................................28
  3.22 Employee Benefits....................................................29
  3.23 Suppliers and Customers..............................................33
  3.24 Products.............................................................33
  3.25 Environmental Matters................................................33
  3.26 Interest in Competitors, Etc.........................................35
  3.27 Customs and Trade Regulation.........................................35
  3.28 Intercompany Transactions............................................36
  3.29 Banking Facilities...................................................36

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................37
  4.01 Organization.........................................................37
  4.02 Authority............................................................37
  4.03 Consents; No Violation...............................................37
  4.04 Brokers and Finders..................................................38
  4.05 Financing............................................................38

ARTICLE V COVENANTS.........................................................38
  5.01 No Solicitation......................................................38
  5.02 Interim Operations...................................................38
  5.03 Access and Information...............................................41
  5.04 Compliance with Antitrust Laws; Regulatory and Other Consents........41
  5.05 Best Efforts.........................................................42
  5.06 Employee Matters.....................................................42
  5.07 Notice...............................................................42
  5.08 Cash Management......................................................43
  5.09 Tax Provisions.......................................................43
  5.10 Non-Competition Agreement............................................46
  5.11 Further Assurances...................................................47
  5.12 Closing Resolutions..................................................47
  5.13 Amendment to the Company's Articles of Organization..................47
  5.14 Pre-Closing Transactions.............................................48
  5.15 Acquisition of Rights to Confidentiality.............................48
  5.16 Chandler's Tavern, Inc...............................................49

ARTICLE VI CONDITIONS.......................................................49
  6.01 Conditions to the Obligations of MBO-VI, the Purchaser and
       the Seller ..........................................................49
  6.02 Conditions to the Obligations of MBO-VI and the Purchaser............49
  6.03 Conditions to the Obligations of the Seller..........................51

ARTICLE VII TERMINATION PRIOR TO THE EFFECTIVE TIME.........................51
  7.01 Termination..........................................................51
  7.02 Effect on Obligations................................................52
  7.03 Right to Proceed.....................................................52

ARTICLE VIII INDEMNIFICATION................................................53
  8.01 Survival.............................................................53
  8.02 Indemnification for the Benefit of the Seller........................53
  8.03 Indemnification by the Seller........................................54
  8.04 Materiality..........................................................55
  8.05 Indemnification Procedures...........................................56

ARTICLE IX MISCELLANEOUS....................................................57
  9.01 Entire Agreement.....................................................57
  9.02 Successors and Assigns...............................................57
  9.03 Counterparts.........................................................58

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  9.04 Construction.........................................................58
  9.05 Acknowledgment.......................................................58
  9.06 Modification and Waiver..............................................58
  9.07 Severability.........................................................59
  9.08 Specific Performance.................................................59
  9.09 Public Announcements.................................................59
  9.10 Expenses.............................................................59
  9.11 Notices..............................................................59
  9.12 Governing Law........................................................60

                                    EXHIBITS

Exhibit 1.01            Retained Assets

Exhibit 2.02(a)         Form of Escrow Agreement

Exhibit 2.02(f)         Form of Employee Stockholder's Agreement

Exhibit 5.02(a)         Capital Expenditure Forecast

Exhibit 5.02(b)(vi)     Bonus Payments

Exhibit 5.02(b)(viii)   Forecasts of Inventory, Receivables, Payables,
                        and Liabilities

Exhibit 5.16            Form of Asset Purchase Agreement

Exhibit 6.02(d)         Form of Stockholder's Agreement

Exhibit 6.02(i)         Form of Non-Competition Agreement

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                                    Schedules

Schedule             Section
--------             -------

2.01(b)              Existing Indebtedness
2.02(a)              Account Designated by Company for Wire Transfer
2.02(b)              Account Designated by Seller for Wire Transfer
2.02(f)              Employee Bonus Payments
3.03(a)              Capitalization; Title to Shares
3.05                 Subsidiaries and Portfolio Interests
3.06                 Financial Statements
3.07                 Compliance with Law; Permits
3.08                 Consents; No Violations
3.09                 Commitments
3.10                 Undisclosed Liabilities
3.11                 Certain Changes
3.13(a)              Owned Real Property
3.13(b)              Leased Real Property
3.13(c)              Real Property; No violations
3.15                 Tangible Property
3.17                 Accounts Receivable; Commissions
3.18                 Litigation; Orders
3.19                 Intellectual Property
3.20                 Tax Returns, Audits and Liabilities
3.21(a)              Insurance
3.21(b)              Certain Claims
3.22(a)              Employee Benefits
3.23                 Major Suppliers; Major Customers
3.24                 Products
3.25(a)              Environmental Matters
3.26                 Interests in Competitors, Etc.
3.27                 Customs and Trade Regulation
3.28                 Intercompany Transactions
3.29                 Banking Facilities
5.02(b)(ix)          Affiliate Transactions
5.10                 Exceptions to Non-Compete
6.02                 Required Consents
6.02(i)              List of Individuals Executing Non-Competition Agreements

            RECAPITALIZATION AGREEMENT (the "Agreement"), dated as of March 25, 1998, by and among FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY MANAGEMENT BUYOUT PARTNERSHIP-VI, L.P., a Delaware limited partnership ("MBO-VI"), YANKEE CANDLE HOLDINGS CORP., a Delaware corporation (the "Purchaser"), THE YANKEE CANDLE COMPANY, INC., a Massachusetts corporation (the "Company") and MICHAEL KITTREDGE, an individual resident in the State of Florida (the "Seller").

            WHEREAS, the Seller owns all the issued and outstanding shares of common stock, no par value per share (the "Common Stock"), of the Company;

            WHEREAS, the Seller, the Purchaser, MBO-VI and the Company desire to effect a recapitalization of the Company on the terms and subject to the conditions set forth herein; and

            WHEREAS, it is intended that the transactions contemplated hereby qualify as a recapitalization for financial reporting purposes.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, MBO-VI, the Purchaser, the Company and the Seller hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.01 Definitions. The following terms, as used herein, shall have the following meanings:

                  "1997 Balance Sheet" shall mean the balance sheet of the Company as of December 31, 1997, a copy of which is attached in Schedule 3.06.

                  "1997 Balance Sheet Date" shall mean December 31, 1997.

                  "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under common control with the Person of which it is an Affiliate.

                  "Ancillary Documents" shall mean all Commitments, certificates and other documents delivered simultaneously with this Agreement or to be delivered at the Closing in connection with the transactions contemplated hereby including, without limitation, the Escrow Agreement, the Notes, the Non-Competition Agreements, the Employee Stockholder's Agreements and the Stockholder's Agreement.

                  "Books and Records" shall mean all the books of account and other financial records pertaining to the Company.

                  "Business" shall mean the business conducted by the Company, relating to the design, production, marketing, distribution and sale (at retail or wholesale) of candles and related products (including, without limitation, tapers, votives, pillars, wax potpourri and other seasonal products), as well as all operations currently carried on by the Company at its South Deerfield, Massachusetts "flagship" location.

                  "Business Day" shall mean any day excluding Saturday, Sunday and any day on which banks in the State of New York are authorized or required by Law or other governmental action to close.

                  "Cash" shall mean the amount, as of the close of business on the day immediately preceding the Closing Date, that would be classified as cash on a balance sheet prepared in accordance with U.S. GAAP, except that Outstanding Checks shall not be deducted in determining the amount of Cash and Cash shall not include amounts classified as "Register Cash", and "Petty Cash", "GSB Trustee Account", "GSB Flex Plan" and "Investments -- NQP" on the "Summary Trial Balance as of December 1997".

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.

                  "Commitments" shall mean all leases, sales orders, purchase orders and other contracts, agreements, arrangements, understandings and commitments of any nature whatsoever, whether written or oral, and including all amendments thereof and supplements thereto.

                  "Company Employee Plan" shall mean each Employee Plan (other than an Employee Agreement) which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by the Company or any ERISA Affiliate for the benefit of any Employee, and pursuant to which the Company or any ERISA Affiliate has or may have any liability, contingent or otherwise.

                  "Company Material Adverse Effect" shall mean any adverse effect or change in the business, condition (financial or otherwise), assets, net assets, Liabilities, properties, operations, results of operations or prospects of the Company that is material to the Company or the Business.

                  "Competitive Activity" shall mean engaging in any of the following activities: (i) serving as a director of any Competitor; (ii) directly or indirectly

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(x) controlling any Competitor or (y) owning any equity or debt interests in any
Competitor (other than equity or debt interests which are publicly traded and do not exceed 5% of the particular class of interests then outstanding) (it being understood that, if any such interests in any Competitor are owned by an investment vehicle or other entity in which the Seller owns an equity interest, a portion of the interests in such Competitor owned by such entity shall be attributed to the Seller, such portion determined by applying the percentage of the equity interest in such entity owned by the Seller to the interests in such Competitor owned by such entity); (iii) directly or indirectly soliciting, diverting, taking away, appropriating or otherwise interfering with any of the customers or suppliers of the Company or any Affiliate controlled by the Company; or (iv) employment by (including serving as an officer of), or providing consulting services to, any Competitor.

                  "Competitor" shall mean any Person that is engaged in a business similar to the Business, without regard to size (including giftware and related merchandise) or is engaged in owning, operating or acquiring directly or indirectly (through a corporation, trust, partnership or other Person) one or more entities engaged in a business similar to the Business, without regard to size (including giftware and related merchandise).

                  "control" (and the correlative term "controlling") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of equity interests, by contract or otherwise.

                  "Copyrights" shall have the meaning ascribed to such term in the definition of Intellectual Property.

                  "Employee" shall mean each current, former, or retired employee, officer, consultant, independent contractor, agent or director of the Company.

                  "Employee Agreement" shall mean each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between the Company and any Employee pursuant to which the Company has or may have any liability contingent or otherwise.

                  "Employee Plan" shall mean each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

                  "Encumbrance" shall mean any lien, pledge, charge, assessment, security interest, mortgage, claim, option, easement, imperfection of title, tenancy or other legal or equitable right of others, or other encumbrance of any character whatsoever (including, without limitation, any right of first refusal).

                  "Environmental Costs" shall mean, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs (including without limitation costs to cause the Company or any Subsidiary, or any of the Company's or any Subsidiary's properties or assets, to come into compliance with Environmental Laws), investigation costs (including without limitation fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation, liabilities or obligations under any lease or other contract), payments, damages (including, without limitation, any actual, punitive, consequential and/or business interruption damages under any statutory laws, common law cause of action or contractual obligations, and any damages (a) of third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments, amounts paid in settlement and fees (including, without limitation, fees of consultants, counsel, and other experts in connection with any action or proceeding), arising out of, relating to, or resulting from any Environmental Matter.

                  "Environmental Laws" shall mean, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq., the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. ss.ss. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 641, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801, et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action (including, without limitation, nuisance and trespass causes of action) providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including without limitation leases, asset purchase agreements and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

                  "Environmental Matters" shall mean any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, or health or safety of employees, and any matter relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, buildings, facilities, real or personal property or fixtures, or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations thereunder.

                  "ERISA Affiliate" shall mean each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA.

                  "Governmental Entity" shall mean any foreign or domestic (federal, state or local) government, governmental instrumentality or governmental or other regulatory or administrative authority, agency or commission or court.

                  "Hazardous Substances" shall mean any pollutants, contaminants, substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos or asbestos-containing materials ("ACM"), building construction materials and debris, polychlorinated biphenyls ("PCBs") or PCB-containing equipment, radon and other radioactive elements, electromagnetic field and other types of radiation, sonic forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Income Tax" or "Income Taxes" shall mean any federal, state, local or foreign Tax or Taxes (i) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or (ii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise or occupation Taxes) if such Tax may be based upon, measured by, or calculated with respect to one or more bases described in
(i) above.

                  "Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof ("Patents"), (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith ("Trademarks"), (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith ("Copyrights"),
(d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium) and (i) all licenses or agreements in connection with the foregoing.

                  "IRS" shall mean the Internal Revenue Service.

                  "knowledge" shall mean, with respect to the Company, the knowledge of the Seller, Michael D. Parry, Harry J. Flood, Stephen T. Williams, Nancy E. Spanbauer, Gail M. Flood, Ann Morrissey, Judith Kundl, Esq., Steve Richardson and James Pittitieri.

                  "Law" shall mean any foreign or domestic (federal, state or local) law, statute, ordinance, rule or regulation or body of law or Order.

                  "Leased Real Property" shall mean the real property leased by the Company, as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "Liability" shall mean any debt, liability or obligation, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise, whether due or to become due.

                  "Litigation" shall mean any claim, demand, notice, action, suit, proceeding, arbitration, investigation, audit, inquiry or hearing by or before any Governmental Entity or private arbitration tribunal.

                  "Multiemployer Plan" shall mean any Pension Plan which is a "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA.

                  "Order" shall mean any judgment, order, injunction, ruling, decree, stipulation or award of any Governmental Entity or private arbitration tribunal.

                  "Owned Real Property" shall mean the real property owned by the Company, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "Patents" shall have the meaning ascribed thereto in the definition of Intellectual Property.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA (the term "Pension Plan" as used herein shall not refer to a Multiemployer
Plan).

                  "Permit" shall mean any license, permit, consent, registration, certificate, franchise, approval, order or other authorization of any Governmental Entity.

                  "Permitted Encumbrances" shall mean: (a) liens for Taxes, assessments and charges and other claims, the validity of which are being contested in good faith and for which appropriate reserves in accordance with U.S. GAAP have been recorded on the Company's balance sheet; (b) imperfections of title or Encumbrances the existence of which, individually or in the aggregate (i) do not materially impair the value of, or materially interfere with the use of, the asset subject thereto or have a Company Material Adverse Effect or (ii) pose a threat of forfeiture or reversion of title to any of the Owned Real Property (other than the risk of forfeiture due to the failure to pay Taxes not yet due); (c) inchoate mechanics' and materialmen's liens for construction in progress incurred in the ordinary course of business; and (d) workmen's, repairmen's warehousemen's and carriers' lien arising in the ordinary course of business, but in the cases of clauses (c) and (d), only liens that secure amounts not yet overdue.

                  "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity.

                  "Pre-Closing Tax Periods" shall mean all taxable periods, or portions of periods, of the Company (and any predecessors thereto) ending on or before the Closing Date.

                  "Purchaser's Accountant" shall mean Deloitte & Touche LLP.

                  "Retained Assets" shall mean those assets listed on Exhibit
1.01 hereto.

                  "Return" shall mean any report, return, statement, claim, estimate, declaration, notice, form or other information supplied or required to be supplied to a taxing authority in connection with Taxes.

                  "Seller's Accountant" shall mean Ernst & Young, LLP.

                  "Shareholder's Equity" shall mean the total assets of the Company minus the total liabilities of the Company, in each case as reflected on the Closing Balance Sheet.

                  "Subsidiary" shall mean, with respect to any Person, any other Person more than 10% of whose outstanding capital stock or equity interests is owned directly or indirectly by such Person.

                  "Tax" or "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, Income Taxes, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, excise, severance, windfall profits, taxes imposed as a transferee or successor, pursuant to a Tax indemnity or other contract or pursuant to any Tax Law (including, without limitation, Code Section 6901 and analogous provisions of state, local and foreign Law), transfer and gains taxes or other governmental taxes imposed by or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

                  "Trademarks" shall have the meaning ascribed thereto in the definition of Intellectual Property.

                  "U.S. GAAP" shall mean generally accepted accounting principles required to be followed by registrants under the rules, regulations and pronouncements of the United States Securities and Exchange Commission and interpretations thereof by the staff of the Securities and Exchange Commission.

                  "Welfare Plan" shall mean each Company Employee Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.

            1.02 Other Defined Terms.

            (a) The following terms shall have the meanings defined for such terms in the sections set forth below:

       Term:                                Section:
       ----                                 -------

      "Actual Overdraft"                    5.08
      "Affiliated Transaction"              3.28
      "Aggregate Recapitalization Price"    2.01(a)
      "Agreement"                           Preamble
      "Antitrust Division"                  5.04(a)
      "Asset Purchase Agreement"            5.17
      "Bonus Payments"                      2.01(b)(ii)
      "Chandler's Tavern"                   5.17
      "Class B Shares"                      2.02(f)
      "Closing"                             2.03
      "Closing Balance Sheet"               2.04(b)
      "Closing Date"                        2.03
      "Closing Deficit"                     2.04(e)
      "Common Stock"                        Recitals
      "Company"                             Preamble
      "Company Balance Sheets"              3.06
      "Confidentiality Agreement"           7.02
      "Credit Agreement"                    2.02(c)
      "Disbursement Accounts"               5.08
      "Employee Bonus Payments              2.01(b)
      "Environmental Permits"               3.25(a)(ii)
      "Escrow Agent"                        2.02(a)
      "Escrow Agreement"                    2.02(a)
      "Estimated Overdraft"                 5.08
      "Existing Indebtedness"               2.01(b)
      "Facilities"                          3.25(a)(vii)
      "Final Balance Sheet"                 2.04(c)
      "Final Shareholders' Equity"          2.04(a)
      "Final Total Assets"                  2.04(a)
      "Final Total Liabilities"             2.04(a)
      "Financial Statements"                3.06
      "Fleet"                               5.14(b)
      "Fleet Lease"                         5.14(b)
      "FTC"                                 5.04(a)
      "GECC"                                5.14(a)
      "GECC Lease"                          5.14(a)
      "Gulfstream"                          5.14(b)
      "Gulfstream Contract"                 5.14(b)

      "HMO"                                 3.22(k)
      "Indebtedness Payment"                2.01(b)(i)
      "Indemnification Claim Notice"        8.05(a)
      "Indemnified Party"                   8.05(a)
      "Indemnifying Party"                  8.05(a)
      "Independent Accounting Firm"         2.04(c)
      "Losses"                              8.02(a)
      "MADSP"                               5.09(b)
      "Major Customers"                     3.23
      "Major Suppliers"                     3.23
      "MBO - VI"                            Preamble
      "Notes"                               2.02(d)
      "Notice"                              9.11
      "Obligations"                         5.15
      "Outstanding Checks"                  5.15
      "Products"                            3.24
      "Purchaser"                           Preamble
      "Purchaser's Objection"               2.04(c)
      "Purchaser Indemnified Party"         8.03(a)
      "Recapitalization Shares"             2.02(b)
      "Redeemed Shares"                     2.02(a)
      "Redemption Price"                    2.02(a)
      "Regulatory Agencies"                 5.04(a)
      "Requesting Party"                    5.11
      "Required Consent"                    5.04(b)
      "Reserve"                             3.16
      "Section 338(h)(10) Elections"        5.09(b)
      "Seller"                              Preamble
      "Seller Indemnified Party"            8.02(a)
      "Settlement Account"                  5.08
      "Shareholder Note Receivable"         2.01(a)
      "Shareholder's Equity Schedule"       2.04(b)
      "Stockholder's Agreement              6.02(d)
      "Tangible Property"                   3.15
      "Tax Indemnified Parties              5.09
      "Termination Date"                    7.01(b)
      "Transaction Expense Payments"        2.01(b)(iii)
      "Transfer Purchase Price"             2.02(b)
      "Transferred Shares"                  2.02(b)
      "Withheld Amount"                     2.02(b)
      "Withheld Redemption Amount"          2.02(a)
      "Withheld Transfer Amount"            2.02(b)

                  (b) Any accounting term not defined in this Article I shall have the meaning given to it under U.S. GAAP.

                                   ARTICLE II

                          RECAPITALIZATION TRANSACTIONS

            2.01 Aggregate Recapitalization Price.

                  (a) The "Aggregate Recapitalization Price" payable at the Closing in connection with the consummation of the transactions described in Sections 2.02(a) and 2.02(b) hereof shall be an amount in cash equal to (i) $500 million, minus (ii) the sum of (A) the Indebtedness Payment plus (B) the Bonus Payments plus (C) the Transaction Expense Payments (each of the foregoing terms as defined in Section 2.01(b)) plus (D) as of the Closing Date, the outstanding principal of, accrued and unpaid interest on, any prepayment penalties or premiums on, and any other amounts payable with respect to, the Demand Promissory Note, dated December 29, 1995, in an original principal amount of $760,699.76 (and an existing principal amount, as of February 28, 1998, of $1,636,400) made by the Seller in favor of the Company (the "Shareholder Note Receivable") the amount of which Shareholder Note Receivable will be set forth in a certificate of the Company delivered to the Purchaser at least three Business Days prior to the Closing. The Aggregate Recapitalization Price shall be subject to adjustment pursuant to Section 2.04.

                  (b) For purposes of this Agreement, the following terms shall have the meanings set forth below:

                        (i) "Indebtedness Payment" shall mean an amount in cash equal to, as of the Closing Date, the outstanding principal of, accrued and unpaid interest on, any prepayment penalties or premiums on, and any other amounts payable with respect to, all indebtedness of the Company under the credit facilities listed in Schedule 2.01(b) (the "Existing Indebtedness").

                        (ii) "Bonus Payments" shall mean an amount in cash equal to the sum of (A) $60,377,358.47 plus (B) $875,471.70, which amount represents the employeer's portion of the hospital insurance tax.

                        (iii) "Transaction Expense Payments" shall mean the aggregate amount of fees and expenses payable to Geneva Corporate Finance, Inc., Ernst & Young, LLP and Peabody & Brown by the Company in connection with the transactions contemplated hereby, which amount (and the fees and expenses of each such entity which comprise such amount) shall be set forth in a certificate of the Seller delivered to the Purchaser at least three Business Days prior to the Closing.

            2.02 Recapitalization Transactions. Upon the terms and subject to the conditions of this Agreement, at the Closing, the following transactions will take place simultaneously:

                  (a) The Seller shall sell to the Company, and the Company shall redeem, 615.3846 shares of Common Stock (the "Redeemed Shares") for an aggregate purchase price (the "Redemption Price"), payable in cash, equal to the product of (i) a fraction, the numerator of which is the number of shares of Common Stock being redeemed pursuant to this Section 2.02(a) and the denominator of which is the aggregate number of Recapitalization Shares and (ii) the Aggregate Recapitalization Price.

                        The Company shall pay to the Seller the Redemption Price net of a sum of $6.4 million in cash (the "Withheld Redemption Amount"), by wire transfer in immediately available funds to an account designated by the Seller in Schedule 2.02(a).

                        The Company shall deposit the Withheld Redemption Amount with The Chase Manhattan Bank, N.A. (the "Escrow Agent") on the Closing Date, to be held and disposed of by the Escrow Agent in accordance with the Escrow Agreement, in the form attached herewith as Exhibit 2.02(a) (the "Escrow Agreement"), entered into by and among the Seller, the Company, the Purchaser and the Escrow Agent, dated the Closing Date. In exchange for the payment of the Redemption Price, net of the Withheld Redemption Amount, the Seller shall deliver to the Company stock certificates evidencing the Redeemed Shares duly endorsed in blank or accompanied by stock powers duly executed in blank.

                  (b) The Seller shall sell to the Purchaser, and the Purchaser shall purchase, 346.1538 shares of Common Stock (the "Transferred Shares", and together with the Redeemed Shares, the "Recapitalization Shares") for an aggregate purchase price (the "Transfer Purchase Price"), payable in cash, equal to the product of (i) a fraction, the numerator of which is the number of shares of Common Stock being sold pursuant to this Section 2.02(b) and the denominator of which is the aggregate number of Recapitalization Shares and (ii) the Aggregate Recapitalization Price.

                        The Purchaser shall pay to the Seller the Transfer Purchase Price, net of a sum of $3.6 million in cash (the "Withheld Transfer Amount", and together with the Withheld Redemption Amount, the "Withheld Amount"), by wire transfer in immediately available funds to an account designated by the Seller in Schedule 2.02(b) of the Disclosure Schedule.

                        The Purchaser shall deposit the Withheld Transfer Amount with the Escrow Agent on the Closing Date, to be held and disposed of by the Escrow Agent in accordance with the Escrow Agreement. In exchange for the payment of the Transfer Purchase Price, the Seller shall deliver to the Purchaser stock certificates evidencing the Transferred Shares duly endorsed in blank or accompanied by stock powers duly executed in blank.

                  (c) The Company shall enter into a credit agreement with The Chase Manhattan Bank N.A. to provide working capital to the Company and for other corporate purposes following the Closing (the "Credit Agreement").

                  (d) The Company shall issue and sell to MBO-VI, and MBO-VI shall purchase from the Company, Series A Subordinated Notes, Series B Subordinated Notes and Series C Subordinated Notes (the "Notes").

                        MBO-VI shall pay to the Company by wire transfer in immediately available funds the purchase price for the Notes and the Company shall deliver to MBO-VI Series A Subordinated Notes, Series B Subordinated Notes and Series C Subordinated Notes, in each case, dated the Closing Date and registered in MBO-VI's name, in the principal amounts designated by MBO-VI in writing prior to the Closing.

                  (e) The Company shall prepay in full all outstanding indebtedness and other obligations of the Company as of the Closing Date under the Existing Indebtedness. All such Existing Indebtedness shall be prepaid in full, the Company shall receive a release, in form and substance reasonably satisfactory to the Purchaser, executed by all lenders thereunder evidencing such repayment and the termination of all Encumbrances and guarantees related thereto and all right, title and interest in any Intellectual Property previously assigned to any lender in connection with Existing Indebtedness shall be reconveyed to the Company.

                  (f) The Company shall pay to each individual listed in
Schedule 2.02(f), after deducting any required withholding Taxes and other amounts reflected on such Schedule, by wire transfer in immediately available funds, the amount set forth opposite such individual's name under the column entitled "Net to Recipient" on Schedule 2.02(f), minus the amount payable by each such individual pursuant to the immediately succeeding sentence. Each such individual shall purchase from the Purchaser, and the Purchaser shall issue and sell to each such individual, for a per share purchase price of $346.154, the number of shares of Series B Common Stock of the Purchaser, par value $.01 per share ("Class B Shares") for the aggregate purchase price, in each case set forth opposite such individual's name on Schedule 2.02(f), upon the terms and subject to the conditions set forth in the Stockholder's Agreement in the form attached hereto as Exhibit 2.02(f) (the "Employee Stockholder's Agreement").

                  (g) The parties thereto shall execute and deliver the Ancillary Documents.

                  (h) The Shareholder Note Receivable shall be marked "canceled" and shall cease to be outstanding.

            2.03 Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York at 10:00 A.M. New York time, on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI, or at such other place or at such other time or on such other date as the Seller and the Purchaser mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

            2.04 Purchase Price Adjustment.

                  (a) For purposes of this Section 2.04, the following terms shall have the meanings set forth below:

                        (i) "Final Shareholder's Equity" means Final Total Assets minus Final Total Liabilities.

                        (ii) "Final Total Assets" means total assets of the Company as reflected on the Final Balance Sheet.

                        (iii) "Final Total Liabilities" means total liabilities of the Company as reflected on the Final Balance Sheet.


                  (b) Within 90 Business Days following the Closing, the Seller shall prepare, or cause to be prepared, and deliver to the Purchaser a balance sheet (the "Closing Balance Sheet") which shall set forth the assets and liabilities of the Company as of the close of business on the day immediately preceding the Closing Date and a schedule setting forth the calculation of Shareholder's Equity as of such day (the "Shareholder's Equity Schedule"). The Closing Balance Sheet shall be prepared in accordance with U.S. GAAP, determined as if the day immediately preceding the Closing Date were the Company's normal year end and applied on a consistent basis with the Financial Statements and a physical inventory shall be taken as of the close of business on the day immediately preceding the Closing Date in a manner consistent with past practice, except that (i) no reserves, liabilities, asset valuation allowances or similar items reflected on the 1997 Balance Sheet shall be reversed or shall be reallocated to cover any other reserve, liability, asset valuation allowance or similar item required to be provided for on the Closing Balance Sheet, (ii) except for assets acquired after March 31, 1998, any asset required to be included in the March 31, 1998 projected balance sheet (the amounts reflected in such balance sheet having been projected on a pro forma basis in conformity with the rules set forth in this Section 2.04(b)) to the extent not included, shall not be included in the Closing Balance Sheet, (iii) no Existing Indebtedness shall be included in the Closing Balance Sheet, (iv) no LIFO inventory reserve shall be included in the Closing Balance Sheet, (v) no Retained Asset or related Liabilities shall be included in the Closing Balance Sheet, (vi) no deferred financing fee shall be included in the Closing Balance Sheet, (vii) no Cash or Outstanding Checks shall be included in the Closing Balance Sheet, (viii) no deferred income tax asset or deferred income tax liability shall be included in the Closing Balance Sheet, (ix) no Income Tax asset or Income Tax Liability shall be included in the Closing Balance Sheet, (x) no deferred interest expense shall be included in the Closing Balance Sheet, (xi) no Transaction Expense Payments or Employee Bonus Payments shall be included in the Closing Balance Sheet, (xii) the manufactured inventory of the Company will be costed using the standard costs used by the Company in costing its December 31, 1997 inventory plus $400,000, (xiii) no asset for the Shareholder Note Receivable from the Seller shall be included in the Closing Balance Sheet, (xiv) the assets acquired, net of any reserves, liabilities, asset valuation allowances or similar items assumed or to which such assets are subject, from Chandler's Tavern shall be included in the Closing Balance Sheet, at Chandler's Tavern's historic cost less reserves, allowances and accumulated depreciation and amortization and similar items, (xv) the reserves or liabilities created by reason of the Fringe Benefit/Payroll Surcharge Expense accrual provision shall not be reversed, and (xvi) Classic Vehicles will be recorded at $984,457 in the Closing Balance Sheet.

                  (c) The Purchaser and the Purchaser's Accountants shall, within 20 Business Days after the delivery by the Seller of the Closing Balance Sheet and the Shareholder's Equity Schedule, complete their review of the Closing Balance Sheet and the Shareholder's Equity Schedule. In the event that the Purchaser determines that the Closing Balance Sheet has not been prepared on the basis set forth in Section 2.04(b) or disagrees with the calculation contained in the Shareholder's Equity Schedule, the Purchaser shall inform the Seller in writing (the "Purchaser's Objection"), setting forth a description in reasonable detail of the basis of his objection and the adjustments to the Closing Balance Sheet or the Shareholder's Equity Schedule which the Purchaser believes should be made, on or before the last day of such 20-day period. The Seller shall then have 20 Business Days to review and respond to the Purchaser's Objection. During such 20-day review period and the subsequent 10-day period referred to below, the parties shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Purchaser's Objection. If the Purchaser and the Seller are unable to resolve all of their disagreements with respect to the Purchaser's Objection within 10 Business Days following the completion of the Seller's review of the Purchaser's Objection, they shall refer their remaining differences to the dispute resolution department of Price Waterhouse LLP's New York City office or other nationally recognized firm of independent public accountants as to which the Purchaser and the Seller mutually agree (or, in the event the parties cannot agree, as chosen by the American Arbitration Association) (for purposes of this Section 2.04, such accounting firm, the "Independent Accounting Firm"), which shall determine on the basis of the standards set forth in Sections 2.04(a) and
(b), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Balance Sheet or the Shareholder's Equity Schedule requires adjustment. The parties shall instruct the Independent Accounting Firm to deliver its written determination to the Purchaser and the Seller no later than the 20th Business Day after the remaining differences underlying the Purchaser's Objection are referred to the Independent Accounting Firm. The Independent Accounting Firm's determination shall be conclusive and binding upon the Seller and the Purchaser, and shall be based solely on presentations by the Purchaser and the Seller and not by independent review. The Independent Accounting Firm shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Independent Accounting Firm (i) shall be borne by the Company in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Purchaser (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by the Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Purchaser (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of such items so submitted. The Seller and the Purchaser shall make available to the Independent Accounting Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the 1997 Balance Sheet and the Closing Balance Sheet and all other items reasonably requested by the Independent Accounting Firm. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators in accordance with the American Bar Association rules. The "Final Balance Sheet" shall be and the related Final Shareholder's Equity shall be determined from (i) the Closing Balance Sheet, in the event that (x) the Purchaser's Objection is not delivered to the Seller during the 20-day period specified above or (y) the Purchaser and the Seller so agree, (ii) the Closing Balance Sheet adjusted in accordance with the Purchaser's Objection, in the event that (x) the Seller does not respond to the Purchaser's Objection within the 20-day period following receipt by the Seller of the Purchaser's Objection or (y) the Seller agrees with the Purchaser's Objection, or (iii) the Closing Balance Sheet as adjusted by either (x) the mutual agreement of the Purchaser and the Seller or (y) the Independent Accounting Firm.

                  (d) The Seller shall provide the Purchaser and the Purchaser's Accountants reasonable access to the books and records of the Company, to any other information, including work papers of the Seller's Accountants, and to any employees of the Company to the extent reasonably necessary for the Purchaser to prepare the Purchaser's Objection, if any, to respond to any objections the Seller has with respect to the Purchaser's Objection and, if applicable, to present the Purchaser's Objection to the Independent Accounting Firm.

                  (e) If the Final Shareholder's Equity is less than $60,600,000 (such deficit, the "Closing Deficit"), then the Seller shall pay to the Company an amount in cash equal to the Closing Deficit.

                  (f) Any amount payable pursuant to Section 2.04(e) shall be paid together with interest thereon at an annual rate equal to the reference rate from time to time of The Chase Manhattan Bank N.A. from and including the Closing Date to but not including the date of payment, promptly, but in any event within five Business Days, following issuance of the Final Balance Sheet, by wire transfer of immediately available funds to a bank account or accounts designated by the Purchaser.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

            The Seller represents and warrants to the Purchaser as follows:

            3.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous Taxes), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have or result in a Company Material Adverse Effect.

            3.02 Authority. Each of the Seller and the Company has the requisite right, power and authority (and, in the case of the Seller, legal capacity) to enter into this Agreement and any Ancillary Documents to which he or it, as the case may be, is a party and to carry out its obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Documents to which he or it, as the case may be, is a party has been or will be, duly and validly executed and delivered by each of the Seller and the Company and constitutes, and each of the Ancillary Documents to which he or it, as the case may be, is a party constitutes or will upon execution and delivery constitute, a valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by general principles of equity. All corporate proceedings or other actions on the part of the

Company necessary to authorize this Agreement or any of the Ancillary Documents to which it is a party and the transactions contemplated hereby or thereby have been taken.

            3.03 Capitalization; Title to Shares.

                  (a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock, of which 1,000 shares are issued and outstanding and owned of record and beneficially by the Seller. Except as set forth on
Schedule 3.03(a), all the issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable and are owned free and clear of all Encumbrances. Except for this Agreement and except as set forth on Schedule 3.03(a), there are no shares of capital stock of the Company authorized, issued or outstanding, and there are no outstanding subscriptions, options, warrants, rights, stock-based or stock-related awards or convertible or exchangeable securities or other Commitments to which the Company or the Seller is a party or by which the Company or the Seller may be bound of any character relating to, or obligating the Company or the Seller to issue, grant, award, transfer or sell, any issued or unissued shares of the Company's capital stock or other securities of the Company. There are no voting trusts, proxies or other agreements or understandings to which the Company or the Seller is a party with respect to the voting of capital stock of the Company.

                  (b) The Seller has full individual power and authority to deliver the Redeemed Shares to the Company pursuant to Section 2.02(a) and the Transferred Shares to the Purchaser pursuant to Section 2.02(b), and to transfer to the Company or the Purchaser, as applicable, upon the Closing, good and valid title to such Redeemed Shares or Transferred Shares, as applicable, free and clear of all Encumbrances, without obtaining the consent or approval of any third party and such Redeemed Shares and Transferred Shares are without restriction on the right of transfer thereof. Upon such Seller's delivery of such Redeemed Shares and Transferred Shares at the Closing, the Company or the Purchaser, as applicable, will acquire good and valid title to such Redeemed Shares or Transferred Shares, as applicable, free and clear of all Encumbrances. The Seller is not a "foreign person" within the meaning of Treasury Regulation ss. 1.1445-2(b)(2)(i) and the Seller will furnish the Purchaser at Closing an affidavit described in Treasury Regulation ss. 1.1445-2(b)(2)(iii).

            3.04 Organizational Documents and Records. The Purchaser has been provided with true and complete copies of the Articles of Organization and By-laws of the Company, as amended and in effect on the date hereof. The stock books of the Company, which have been made available to the Purchaser for its inspection, are true and complete, and the minute books of the Company, as previously made available to the Purchaser, contain records accurate in all material respects of all meetings of and resolutions of, or written consents by, the shareholders or Board of Directors (or committee thereof) of the Company since the date of corporate organization.

            3.05 Subsidiaries and Portfolio Interests. The Company does not have and has never had any Subsidiary, and, except as set forth on Schedule 3.05, the Company does not own and has never owned directly or indirectly any interest in any corporation, partnership, joint venture or other business association or Person.

            3.06 Financial Statements. Schedule 3.06 sets forth the balance sheets of the Company as of December 31, 1997, December 31, 1996 and December 31, 1995 (collectively, the "Company Balance Sheets"), and the related statements of income and retained earnings and cash flows for the periods then ended, including the notes thereto, audited by Fisk, Bilton, Smith & Co., P.C. or Ernst & Young, LLP as indicated therein (collectively, the "Financial Statements"). The Financial Statements (i) are in accordance with the books and records of the Company, (ii) fairly present the financial position, results of operations and cash flows of the Company as of the respective dates and for the respective periods referred to therein and (iii) were prepared in accordance with U.S. GAAP, applied on a basis consistent with that of prior years or periods. The books of account and other financial and corporate records of the Company are complete and correct in all material respects.

            3.07 Compliance with Laws; Permits. Except as set forth on
Schedule 3.07, the Company is in compliance with all Laws, except where instances of noncompliance, individually or in the aggregate, would not have or result in a Company Material Adverse Effect. Except as set forth on
Schedule 3.07, since January 1, 1992, the Company has not received any notice of any alleged violation of Law applicable to it. A complete and correct list of Permits held by the Company is set forth on Schedule 3.07, and a true and complete copy of each such Permit has previously been made available to the Purchaser for its inspection. Except as set forth on Schedule 3.07, the Company has all Permits required for the conduct of its business as presently conducted and the ownership, lease or operation of its properties, except for those Permits the absence of which would not result in a Company Material Adverse Effect. All of such Permits are valid and in full force and effect, and the Company has duly performed and is in material compliance with all of its obligations under such Permits. No event has occurred with respect to such Permits which allows, or after notice or lapse of time or both would allow, the suspension, limitation, revocation, non-renewal or termination thereof or would result in any other material impairment of the rights of the holder thereof in and under any of such Permits, and no terminations thereof or proceedings to suspend, limit, revoke or terminate any material Permit have been threatened.

            3.08 Consents; No Violations. Except as set forth on Schedule 3.08, neither the execution, delivery or performance of this Agreement or the Ancillary Documents by the Company or the Seller nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the Articles of Organization or By-laws of the Company;

(b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law, or (ii) any Permit or Commitment of either the Seller or the Company, or to which they or either of them or any of their, his or its properties is subject, except, with respect to the matters set forth in clause (ii), for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not have or result in a Company Material Adverse Effect or adversely affect the ability of any of them to consummate the transactions contemplated hereby; or (c) except for any required filing under the HSR Act, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or either other Person on the part of either of the Seller or the Company.

            3.09 Commitments. (a) Schedule 3.09 sets forth a true and complete list of all of the following Commitments to which (i) the Company is a party and/or (ii) the Seller is a party in connection with the Business, or, in either case, by or to which the Company or any of its properties may be bound or subject:

                        (i) Commitments for the sale of any real or personal (tangible or intangible) properties other than in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such properties;

                        (ii) Commitments for the construction, modification or repair of any building, structure or facility or for the incurrence of any capital expenditures or for the acquisition of fixed assets, in each case providing for aggregate payments in excess of $100,000 or to achieve compliance with any Environmental Laws;

                        (iii) Commitments relating to the acquisition by the Company of any operating business or the capital stock of any other Person that have not been consummated or that have been consummated but contain representations, covenants, guaranties, indemnities or other obligations that remain in effect;

                        (iv) Commitments pursuant to which any party is required to purchase or sell a stated portion of its requirements or output to another party;

                        (v) Commitments relating to any Litigation;

                        (vi) Commitments relating to the lending or borrowing of money, including loan agreements, guarantees of Liabilities of any Person, performance bonds, letters of credit, bankers acceptances and similar instruments or arrangements;

                        (vii) Commitments under which the Company agrees to indemnify any Person;

                        (viii) Commitments containing covenants of the Company or any successor thereto or the Seller not to compete, do business in any line of business or in any geographical area or with any Person, or to disclose certain information, or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or disclose information concerning the Company;

                        (ix) Commitments pursuant to which the Company (A) leases, subleases, licenses or otherwise has the right to use any personal property or (B) is the lessor of any personal property;

                        (x) Commitments in respect of licenses or Commitments relating to Intellectual Properties;

                        (xi) Commitments in respect of any joint venture, partnership or other similar arrangement (including, without limitation, any joint development agreement);

                        (xii) Commitments with any Governmental Entity, including without limitation, the United States Department of Treasury Customs Service;

                        (xiii) Commitments relating to clean-up, abatement or other actions in connection with the remediation of any liabilities relating to Hazardous Materials;

                        (xiv) Commitments relating to general or special powers of attorney (whether as grantor or grantee);

                        (xv) Commitments relating to outstanding letters of credit or performance bonds or creating any obligation or liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, except as endorser or maker of checks or letters of credit endorsed or made in the ordinary course of business;

                        (xvi) Commitments (other than those specified in any of clauses (i) through (xv) of this paragraph (a)) which relate to or affect the Business or any of the assets or properties of the Company in any way, except those

      (A) which are specifically not required to be scheduled pursuant to the provisions of any of clauses (i) through (xv) of this paragraph (a),
      (B) which are cancellable by the Company on 90 days' or less notice without any penalty or other financial obligation and which involve payments of less than $100,000 in such 90 day period, or (C) which involve annual aggregate payments of $100,000 or less, and, in any case, are not material to the business or financial condition of the Company; and

                        (xvii) Commitments currently in negotiation by the Company of a type which if entered into would be required to be listed on
      Schedule 3.09 or to be disclosed on any other Schedule hereto.

                  (b) Except as set forth on Schedule 3.09, all of the Commitments referred to in the preceding paragraph (a) are valid, binding, in full force and effect and enforceable in accordance with their terms against the Company and the Seller (as the case may be), and to the knowledge of the Company and the Seller, against the respective counterparties to such Commitments. Complete copies (or, if oral, full written descriptions) of all Commitments required to be so listed, including all amendments thereto, and complete copies of all standard form Commitments used by the Company in the conduct of the Business, have been delivered to the Purchaser. Except as set forth on Schedule 3.09, (i) there is no breach, violation or default and no event which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under, any Commitment listed on Schedule 3.09, except for breaches, violations and defaults, or Encumbrances or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, individually or in the aggregate, do not and will not have a Company Material Adverse Effect and (ii) neither the Company nor, to the knowledge of the Company and the Seller, any other party to any of the Commitments listed on Schedule 3.09 is in material arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments and no material waiver or material indulgence has been granted by any of the parties thereto.

            3.10 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 3.10 or incurred in connection with the transactions contemplated hereby, the Company is not subject to any Liabilities other than (i) Liabilities reflected, reserved against or otherwise disclosed in the 1997 Balance Sheet and
(ii) Liabilities arising since the date of the 1997 Balance Sheet in the ordinary course of business consistent (in amount and kind) with past practice and which do not, individually or in the aggregate, have a Company Material Adverse Effect.

            3.11 Absence of Certain Changes. Except as set forth on Schedule
3.11 or as contemplated by this Agreement, since the 1997 Balance Sheet Date:
(i) the business of the Company has been conducted in the ordinary course of business, (ii) the Company has not (a) suffered any change, event or development or series of changes, events or developments which has or could reasonably be expected to have a Company Material Adverse Effect, (b) suffered any damage, destruction or casualty loss to its physical properties (whether or not covered by insurance) which has or could reasonably be expected to result in a Company Material Adverse Effect, or (c) been the subject of any investigation by a Governmental Entity or Litigation threatened or commenced since such date which could have a Company Material Adverse Effect, and (iii) to the knowledge of the Company and the Seller, there has not been any transaction, act, circumstance or event that if it occurred on or after the date of this Agreement without the prior consent of the Purchaser would constitute a breach of Section 5.02(b).

            3.12 Brokers and Finders; Fees. Except for Geneva Corporate Finance, Inc., neither the Company nor the Seller has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

            3.13 Real Estate.

                  (a) Schedule 3.13(a) sets forth a list of all the Owned Real Property. With respect to the Owned Real Property, (i) the Company has good and marketable title in fee simple to the Owned Real Property, free and clear of all Encumbrances except (A) as disclosed in Schedule 3.13(a) and (B) Permitted Encumbrances, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase the Owned Real Property or any portion thereof or interest therein, (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements, affecting any portion of the Owned Real Property, (iv) all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Owned Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists, and (v) the Company has all rights of access necessary for ingress to and egress from the Owned Real Property from or to public streets.

                  (b) Schedule 3.13(b) sets forth a list of all Leased Real Property. The Seller has made available to the Purchaser true and complete copies of all leases and subleases relating to the Leased Real Property. With respect to the Leased Real Property, (i) the Company has good and valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances except Permitted Encumbrances, (ii) all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Leased Real Property are adequate for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists, and (iii) the Company has all rights of access necessary for ingress to and egress from the Leased Real Property. Except as set forth on Schedule 3.13(b), (A) each such lease or sublease is legal, valid, binding and enforceable and in full force and effect and (B) the consummation of the transactions contemplated by this Agreement will not cause a material breach or require any third party consent under any such lease or sublease.

                  (c) Except as set forth on Schedule 3.13(c), (i) neither the Seller nor the Company has, since January 1, 1992, received written notice of any pending or, to the knowledge of the Company and the Seller, threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Owned Real Property or the Leased Real Property, (ii) the Owned Real Property, the use and occupancy thereof by the Company, and the conduct of the Business thereon and therein do not violate any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar laws the violation of which would adversely affect the use, value or occupancy of any such property or the conduct of the Business thereon, (iii) neither the Seller nor the Company has, since January 1, 1992, received written notice of a material violation of the restrictions or Laws described in the foregoing clause (ii), and (iv) none of the structures or improvements on any of the Owned Real Property encroaches upon real property of another Person, and no structure or improvement of another Person encroaches upon any of the Owned Real Property or Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

            3.14 Sufficiency of Assets. The assets, rights, and properties owned, leased or licensed by the Company constitute all assets, rights, and properties used or held for use in the conduct of the Business as presently conducted.

            3.15 Tangible Property. Except as set forth on Schedule 3.15, to the knowledge of the Company and the Seller, the buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related items and other tangible property required to properly operate the Business, or material to the financial condition or prospects of the Company (the "Tangible Property") are in good operating condition and repair (normal wear and tear excepted), free of any material structural or engineering defects, are being maintained and replaced in accordance with past practice, and are suitable for their current use. The Company has good and marketable title to, or a valid leasehold interest in or contractual right to use, all Tangible Property, free and clear of all Encumbrances except (A) as disclosed in Schedule
3.15 and (B) Permitted Encumbrances.

            3.16 Inventory. All of the Company's inventory reflected on the 1997 Balance Sheet is (or was prior to the sale thereof) substantially suitable, usable, or (in the case of finished goods and products) salable at market prices in the ordinary course of business, except to the extent reserved against (after giving effect to the elimination of $610,000 of the LIFO reserve) on the 1997 Balance Sheet (the "Reserve"). The markdowns and provisions for obsolescence and shrinkage reflected in the income statements which are part of the Financial Statements have been adequately provided for in accordance with U.S. GAAP. The Reserve, reflected on the 1997 Balance Sheet, has been determined in accordance with U.S. GAAP and is adequate to provide for obsolete, excess, slow moving, defective, damaged or missing inventory. The quantity of the Company's inventory on hand or in transit at the Closing Date will be at levels substantially customary for the Company for that time of year or, if at greater than customary levels, then substantially consistent with the requirements of then outstanding sales Commitments or current sales projections of the Company, subject to reserves reflected on the Closing Balance Sheet.

            3.17 Accounts and Notes Receivable; Commissions. The accounts and notes receivable reflected on the 1997 Balance Sheet and those accounts and notes receivable of the Company acquired or created after the date of the 1997 Balance Sheet through the Closing Date, (a) were, are and shall be bona fide accounts and notes receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice, including past practice with respect to the provision of extended payment terms, (b) have been collected in full or, except as set forth on
Schedule 3.17, are current and will be collectible when due at their face amounts, except to the extent of the allowance for doubtful accounts, as allocated to uncollectible accounts, reflected on the 1997 Balance Sheet. Sales discounts, cash and anticipation discounts, freight allowances, and returns and allowances reflected on the income statements which are part of the Financial Statements were granted or arose in the ordinary course of business, consistent with past practices and provision for such items together with the provision for uncollectible accounts have been determined in accordance with U.S. GAAP. The allowance for doubtful accounts reflected on the 1997 Balance Sheet has been fairly determined consistent with past practices and is adequate to provide, in accordance with U.S. GAAP, for sales discounts, cash and anticipation discounts, freight allowances, uncollectible accounts and returns and allowances related to sales occurring prior to the date of such balance sheet. Commissions reflected on the income statements which are part of the Financial Statements were granted or arose in the ordinary course of business, consistent with past practices and have been fairly determined consistent with past practices in accordance with U.S. GAAP. Commissions payable reflected on the 1997 Balance Sheet have been fairly determined consistent with past practices in accordance with U.S. GAAP and are adequate to provide for commissions payable at such date.

            3.18 Litigation and Orders. Except as set forth on Schedule 3.18:

                  (a) There is no Litigation pending or, to the knowledge of the Company or the Seller, threatened against, affecting or involving the Company or any of its rights or properties, or which seek to prevent or challenge the transactions contemplated hereby; and

                  (b) No product liability, Litigation or Order against or involving the Company or any products sold, designed or manufactured by the Company has been settled, adjudicated or otherwise disposed of since January 1, 1992.

            3.19 Intellectual Properties. Schedule 3.19 sets forth a correct and complete list of all registered Intellectual Property and all Intellectual Property which is material to the Business, in each case, which is owned or possessed by the Company or used in the conduct of the Business. Except as set forth on Schedule 3.19, the Company owns or possesses adequate licenses to (without the making of any payment to others or the obligation to grant rights to others in exchange) all Intellectual Property necessary to the conduct of the Business as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing. The Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses and which is material to the Business. The validity, ownership, enforceability, use or legality of the Intellectual Property is not being questioned or opposed in any claim, demand, Litigation or Order to which the Company, or any Person who has granted a license of Intellectual Property to the Company, is a party or subject, nor, to the knowledge of either the Company or the Seller, is any such claim, demand or Litigation threatened. The conduct of the Business as currently conducted does not infringe, conflict with, interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company has not within the past six years received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). All licenses of Intellectual Property granted by the Company to others are legal, valid, binding, enforceable and in full force and effect and no party to the license is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder, nor has any party repudiated any provision thereof. All Patents, patent applications, rights to inventions and other Intellectual Property heretofore owned or held by the Seller or any Employee and used in the Business in any manner have been duly and effectively transferred to the Company. The consummation of the transactions contemplated hereby will not alter or impair the rights and interests of the Company in any of the items listed on Schedule 3.19. With respect to each item of Intellectual Property required to be identified in Schedule 3.19, the Company possesses all right, title and interest in and to the item, free and clear of any Encumbrance or other restriction. The computer software owned or used by, or licensed to, the Company is adequate for its current use.

            3.20 Tax Returns, Audits and Liabilities. Except as set forth on
Schedule 3.20, the Company has (i) timely filed in accordance with all applicable Laws (taking into account valid extensions), all Returns required to be filed by it, (ii) paid all Taxes shown to have become due pursuant to such Returns, and (iii) paid all Taxes (other than those being contested in good faith, all of which are disclosed on Schedule 3.20) for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable. All Returns filed by the Company with respect to Taxes were true, correct and complete as of the date on which they were filed or as subsequently amended to the date hereof. Except as set forth on
Schedule 3.20, complete copies of (i) federal Income Tax Returns for the Company and (ii) state, local and foreign Income Tax and other Returns of the Company, that have been filed from and after December 31, 1993 through the date hereof, have been delivered or made available to the Purchaser prior to the date hereof. Prior to the date hereof, the Company has provided to the Purchaser copies of all revenue agent's reports and other written assertions of deficiencies or other Liabilities for Taxes of the Company with respect to past periods for which the limitations period has not run. Except as set forth on Schedule 3.20, (A) there is no Litigation or assessment pending or, to the knowledge of the Company or the Seller proposed or threatened with respect to any Liability for Tax that relates to the Company, (B) all amounts required to be collected or withheld by the Company with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted, (C) no extension of time within which to file any Return that relates to the Company has been requested, which Return has not since been filed, (D) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Return that relates to the Company which remain in effect, (E) there are no tax rulings, requests for rulings, or closing agreements relating to the Company which could affect its liability for Taxes for any period after the Closing, (F) all federal, state, local and foreign Income Tax Returns of the Company with respect to taxable periods through the year ended December 31, 1993 have been examined and closed or are Returns with respect to which the applicable statute of limitations has expired without extension or waiver, (G) no power of attorney has been granted by the Company with respect to any matter relating to Taxes which is currently in force, (H) the Company is not a party to, nor is it bound by, any Tax allocation or Tax sharing agreement or arrangement and has no current contractual obligation to indemnify any other Person with respect to Taxes, (I) no taxing authority in a jurisdiction where the Company or any shareholder of the Company does not file Returns has made a claim, assertion or threat that the Company is or may be subject to taxation by such jurisdiction, (J) the states, territories and jurisdictions (whether foreign or domestic) in which the Company has filed income, franchise, sales and use Tax Returns for taxable periods ending after December 31, 1993 are set forth on Schedule 3.20, (K) the Company and the Seller do not have knowledge of any fact or condition which, if known to any taxing authority having jurisdiction, would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess

Taxes against the Company, and no issue has arisen in any examination of the Company by any taxing authority that if raised with respect to the period so examined would result in a material deficiency for any other period not so examined, if upheld, (L) any adjustment of Taxes of the Company made by the IRS in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid except for amounts that the Company is contesting in good faith, as set forth on Schedule 3.20, and (M) none of the assets of the Company (1) is property that is required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of Section 168(f)(8) of the Internal Revenue Code of 1954,
(2) is "tax-exempt use property" within the meaning of Code Section 168(h), or (3) directly or indirectly secures any debt the interest of which is tax exempt under Code Section 103(a). For federal Income Tax purposes, the Company is, since its formation has been, and will be until the Closing
Date, properly qualified as an "S corporation" under Code Section 1361(a), and the Company is, since its formation has been, and will be until the Closing Date so properly qualified for state and local Income Tax purposes pursuant to analogous state or local provisions in the jurisdictions set forth on Schedule 3.20.

            3.21 Insurance. Schedule 3.21(a) sets forth a list of all policies or binders of fire, liability, product liability, workers compensation, vehicular and other insurance held by or on behalf of the Company or the Business, including the amounts of such insurance and annual premiums with respect thereto. Such policies and binders are in full force and effect. The Company has obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms, with such deductibles, and covering such risks, including fire and other risks insured against by extended coverage, as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of the Company, and has maintained in full force and effect liability insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or any properties owned, occupied or controlled by the Company in such amount as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of the Company. The Company may terminate each of its insurance policies or binders at or after the date hereof and would incur no penalties or other costs in doing so. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all material information requested in order to evaluate the liabilities and risks. There is no default with respect to any provision contained in any such policy or binder, nor has the Company failed to give any notice or present any claim under any such policy or binders in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder, the failure of which to be paid would result in the cancellation of such policy or binder. Except as set forth on Schedule 3.21(b), (i) there are no outstanding Company claims in excess of normal retentions that are not covered under any such policies or binders and there has not occurred any event that might reasonably form the basis of any claim in excess of normal retentions that is not covered against or relating to the Company that is not covered by any of such policies or binders and (ii) no notice of cancellation or non-renewal of any such policies or binders has been received by the Company.

            3.22 Employee Benefits.

                  (a) Schedule 3.22(a) contains a true and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan, to enter into any Employee Agreement or to modify or to terminate any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to the Purchaser, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Employees.

                  (b) The Company has provided, or has caused to be provided, to the Purchaser (i) current, accurate and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement, including all amendments thereto, written interpretations thereof and trust or funding agreements with respect thereto; (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan; (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Employee Plan or related trust; (iv) a statement of alternative form of compliance pursuant to Department of Labor Regulation ss.2520.104-23, if any, filed for each Company Employee Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees; (v) the most recent determination letter received from the IRS, if any, for each Company Employee Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (vi) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (vii) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; and (viii) all material communications to any Employee or Employees relating to each Company Employee Plan.

                  (c) With respect to each Company Employee Plan (i) the Company and each ERISA Affiliate have performed all obligations required to be performed by them under each Company Employee Plan and Employee Agreement and neither the Company nor any ERISA Affiliate is in default under or in violation of, any Company Employee Plan, (ii) each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code, including without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the IRS and the Department of Labor; (iii) each Company Employee Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Company Employee Plan is so qualified and that each trust forming a part of any such Company Employee Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption; (iv) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (v) no action or failure to act and no transaction or holding of any asset by, or with respect to, any Company Employee Plan has or may subject the Company or any ERISA Affiliate or any fiduciary to any tax, penalty or other liability, whether by way of indemnity or otherwise; (vi) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of the Company or any ERISA Affiliate, threatened or anticipated (other than routine claims for benefits) against the Company or any ERISA Affiliate or any administrator, trustee or other fiduciary of any Company Employee Plan with respect to any Company Employee Plan or Employee Agreement, or against any Company Employee Plan or against the assets of any Company Employee Plan;
(vii) no event or transaction has occurred with respect to any Company
Employee Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code; (viii) each Company Employee Plan can be amended, terminated or otherwise discontinued without liability to the Company or any ERISA Affiliate; (ix) the Company and each ERISA Affiliate have made all payments with respect to all periods through the date hereof, and will make a pro-rata payment for the period ending as of the Closing Date, in each case which are required by each Company Employee Plan, each related trust, each collective bargaining agreement or by-law to be made to, or with respect to each Company Employee Plan (including all insurance premiums or intercompany charges with respect to each Company Employee Plan); (x) no Company Employee Plan is under audit or investigation by the IRS, the Department of Labor or the PBGC, and to the knowledge of the Company or any ERISA Affiliate, no such audit or investigation is pending or threatened; and (xi) no liability under any Company Employee Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding.

                  (d) Neither the Company nor any ERISA Affiliate presently sponsors, maintains, contributes to, nor is the Company or any ERISA Affiliate required to contribute to, nor has the Company or any ERISA Affiliate ever sponsored, maintained, contributed to, or been required to contribute to, a Pension Plan which is subject to Title IV of ERISA.

                  (e) At no time since September 25, 1980 has the Company or any ERISA Affiliate contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Multiemployer Plan.

                  (f) Neither the Company nor any ERISA Affiliate (i) maintains or contributes to any Company Employee Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.

                  (g) The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone, in the aggregate or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or the Purchaser to amend or terminate any Company Employee Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will or may be made by the Company, the Purchaser, the Seller or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of
Section 280G(b)(1) of the Code.

                  (h) The Company (i) is in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

                  (i) No work stoppage or labor strike against the Company by Employees is pending or threatened. The Company (i) is not involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any

Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (iii) is not presently, nor has it been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by the Company or any of its Affiliates. No Employees are currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing.

                  (j) No Company Employee Plan or Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.

                  (k) With respect to each Welfare Plan, all claims incurred (including claims incurred but not reported) by Employees thereunder for which the Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on the 1997 Balance Sheet.

                  (l) The Company has no liability, contingent or otherwise, to, or with respect to any Employee Plan (other than the Company Employee Plans and Employee Agreements which are listed on Schedule 3.22(a)), which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, by any Subsidiary or any ERISA Affiliate.

                  (m) To the knowledge of the Company or the Seller, no key Employee or group of Employees had, immediately prior to the date hereof, any plans to terminate employment with the Company.

            3.23 Suppliers and Customers. Schedule 3.23 sets forth a list of (i) the suppliers of $1,000,000 or more in materials or services to the Company during the last twelve months ("Major Suppliers") and (ii) the wholesale customers of $200,000 or more in products or services of the Company during the last twelve months (the "Major Customers"). Except as set forth on Schedule 3.23, no Major Supplier, Major Customer or other customers purchasing, in the aggregate, during the last twelve months, $500,000 or more in products or services of the Company has during the last twelve months decreased materially or, to the knowledge of the Company or the Seller, threatened to decrease or limit materially its provision of services or supplies to the Company. Neither the Company nor the Seller has any knowledge of any termination, cancellation or limitation of, or any material modification or change in, the business relationships of the

Company, with any Major Supplier, Major Customer or such other customers. To the knowledge of the Company and the Seller, there will not be any such change in relations with material suppliers or customers of the Company or triggering of any right of termination, cancellation or penalty or other payment in connection with, as a result of transactions contemplated by this Agreement which could have or result in a Company Material Adverse Effect.

            3.24 Products. Except as set forth on Schedule 3.24, there are no statements, citations or decisions by any Governmental Entity stating that any product manufactured, sold, designed, distributed or marketed at any time by the Company ("Products") is defective or unsafe or fails to meet any standards promulgated by any Governmental Entity. Except as set forth on Schedule 3.24, there is no (i) fact relating to any Product that, to the knowledge of the Company or the Seller, may impose upon the Company a duty to recall any Product or a duty to warn customers of a defect in any Product, (ii) latent or overt design, manufacturing or other defect in any Product that could reasonably be expected to have a Company Material Adverse Effect or (iii) material Liability for warranty claims or returns with respect to any Product.

            3.25 Environmental Matters. (a) Except as set forth on Schedule 3.25(a):

                        (i) the Company has been operated at all times, and is, in compliance with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws;

                        (ii) the Company has obtained, is in compliance with, and has made all appropriate filings for issuance or renewal of, all permits, licenses, authorizations, registrations and other governmental consents required by any applicable Environmental Laws ("Environmental Permits"), including, without limitation, those regulating the use, storage, treatment, transportation, release, emission or disposal of Hazardous Substances, and all such Environmental Permits are in full force and effect;

                        (iii) there are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened against the Company or any of its predecessors, and no requests from any Governmental Entity to perform any investigatory or remedial activity have been made to the Company or any of its predecessors, that are based on or related to any actual or alleged release of Hazardous Substances or any other Environmental Matters or the failure to have any required Environmental Permits;

                        (iv) there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions or omissions that

      (x) may give rise to any liability or other obligation under any Environmental Laws that may require the Company to incur any Environmental Costs, (y) may form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against the Company or any of its predecessors that may require the Company to incur any Environmental Costs, or (z) may interfere with or prevent continued compliance by the Company with Environmental Laws and/or Environmental Permits;

                        (v) there are no, and have never been any, underground or aboveground storage tanks, incinerators or surface impoundments at, on, under, about, or within any of the Company's owned, leased or operated real property;

                        (vi) the Company has not received any notice (written or oral) or other communication that the Company or any of its predecessors is or may be a potentially responsible party or otherwise liable in connection with any waste disposal site allegedly containing, or other location used for the disposal of, any Hazardous Substances. Schedule 3.25(a) contains a list of all sites or locations used by or on behalf of the Company or any of its predecessors for the disposal of any waste containing Hazardous Substances; and

                        (vii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) of Hazardous Substances by the Company or any of its predecessors on, at, upon, into or from any facilities or properties owned, leased or operated by any of them ("Facilities") and such Facilities are free of all contamination arising from, relating to, or resulting from any release discharge or emission of Hazardous Substances, other than such releases and contamination that are permitted by, and could not result in any liability under, Environmental Laws.

                  (b) The Seller has delivered to the Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Seller or the Company pertaining to Hazardous Substances at, on, about, under or within any real property owned, leased, operated or controlled by any predecessor of the Company, or concerning compliance by the Seller, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

            3.26 Interest in Competitors, Etc. Except as set forth on Schedule 3.26, to the knowledge of the Company or the Seller, neither the Seller nor any Employee of the Company, and no spouse or lineal descendant of any such Person, and no Person controlled by one or more of the foregoing Persons shall, on and immediately after the Closing:

                  (a) own, directly or indirectly, any equity or debt interest in (excepting less than 5% stockholdings for investment purposes in securities of publicly held and traded companies), or serve as an officer, director, employee or consultant of, any Person which is a Competitor, lessor, lessee, supplier, distributor, sales agent or customer of the Company;

                  (b) own, directly or indirectly, in whole or in part, any property that the Company uses in the conduct of its business; or

                  (c) have any cause of action or other claim whatsoever against, or owe any amount to, the Company, except for claims for accrued salary, bonus, commissions, and vacation pay and accrued benefits under employee benefit plans.

            3.27 Customs and Trade Regulation. Except as set forth on Schedule 3.27:

                  (a) There is no dispute, audit, investigation, inquiry or other Litigation pending or, to the knowledge of the Company or the Seller, threatened involving the Company with respect to customs duties or other customs Liabilities (including, without limitation, fees, fines, penalties, forfeitures, liquidated damages claims and notices of redelivery imposed by or owed to the U.S. Customs Service) in regard of merchandise imported by the Company into the United States or exported by the Company;

                  (b) There is no dispute, audit, investigation, inquiry or other Litigation pending or, to the knowledge of the Company or the Seller, threatened against, affecting or involving the Company with respect to the provision to overseas suppliers of merchandise imported into the United States of "assists" (within the meaning of 19 U.S.C. 1401a) or other property or services the value of which was not declared in customs entries;

                  (c) The Company does not have on deposit, and is not depositing, any "antidumping" duty with respect to merchandise imported by it into the United States;

                  (d) The Company has all Permits, and is in compliance with all of its obligations under such Permits and all Laws, applicable, in each case, to the importation or exportation of merchandise; and

                  (e) To the knowledge of the Company and the Seller, the Company has not paid and is not obligated to pay any amounts in excess of bona fide selling price to any unaffiliated third party with respect to any merchandise or services purchased or sold by it.

            3.28 Intercompany Transactions. Schedule 3.28 sets forth (a) all transactions between the Company and the Seller or any of their respective Affiliates since January 1, 1997, (b) all assets, properties and services of the Company used by the Seller or any of their respective Affiliates, or vice versa, at any time since January 1, 1997 and (c) all Commitments between the Company and the Seller or any of their respective Affiliates, or vice versa (any such transaction being an "Affiliated Transaction"). All ongoing Affiliated Transactions will be terminated at or prior to the Closing, except for Affiliated Transactions contemplated by this Agreement or the Ancillary Documents.

            3.29 Banking Facilities. Schedule 3.29 sets forth:

                  (a) each bank, savings and loan or similar financial institution in which the Company has an account, lockbox collection account, escrow deposit or safety deposit box and the numbers of such accounts or boxes maintained by the Company thereat; and

                  (b) the names of all persons authorized to draw on each such account or to have access to any such escrow or safety deposit box facilities.

                        Such accounts and escrow or safety box facilities are only used by the Company. The individual bank accounts and safety deposit boxes used by the Seller for its own account not related to the Business are not commingled with those of the Company.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser represents and warrants to the Seller as follows:

            4.01 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite right, power and authority to carry on its business as it is now being conducted and to perform its obligations under this Agreement and any Ancillary Documents to which it is a party.

            4.02 Authority. The Purchaser has the requisite corporate power to enter into this Agreement and any Ancillary Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and any Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been, with respect to this Agreement, and will be, with respect to such Ancillary Documents, duly authorized by the Purchaser, and no other proceedings on the part of the Purchaser are, with respect to this

Agreement, and will be, with respect to such Ancillary Documents, necessary to authorize this Agreement or such Ancillary Documents and the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party will be, duly and validly executed and delivered by the Purchaser and constitute or will constitute, as the case may be, a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable, bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity.

            4.03 Consents; No Violation. Neither the execution, delivery and performance of this Agreement by the Purchaser nor the consummation of the transactions contemplated hereby will (a) conflict with, or result in any breach or violation of, any provision of the Certificate of Incorporation or By-laws of the Purchaser; (b) constitute, with or without the passage of time, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law, or (ii) any Commitment or Permit of the Purchaser, or to which the Purchaser or any of its properties is subject, except, with respect to the matters set forth in clause (ii), for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment or acceleration which would not, individually or in the aggregate, adversely affect the ability of the Purchaser to consummate the transactions contemplated hereby; or (c) except for any required filing under the HSR Act, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity, on the part of the Purchaser, other than consents, approvals, authorizations, notifications, filings, exemptions or waivers which, if not obtained or made would not, individually or in the aggregate, materially adversely affect the ability of the Purchaser to consummate the transactions contemplated hereby.

            4.04 Brokers and Finders. Except for Merrill, Lynch & Co., the Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

            4.05 Financing. On the Closing Date, the Purchaser will have sufficient funds to consummate the transactions contemplated hereby.

                                    ARTICLE V

                                    COVENANTS

            5.01 No Solicitation. From the date of this Agreement until the Closing, other than in connection with the transactions contemplated hereby, neither the Seller nor the Company shall solicit, propose or facilitate (including by way of providing information regarding the Business or the Company to any Person), directly or indirectly, any inquiries, discussions or proposals for, continue or enter into negotiations looking toward, or enter into or consummate any agreement or understanding in connection with any proposal regarding any purchase or other acquisition of all or any portion of the Business (other than the ordinary course of business sale of inventory or replacement of assets), the Company or any of the equity securities (whether newly issued or currently outstanding) of the Company, or any merger, business combination or recapitalization involving the Business or the Company, and the Seller will cause the Company's officers, directors, representatives, agents and Affiliates to refrain from any of the above.

            5.02 Interim Operations.

                  (a) Unless the Purchaser otherwise agrees in writing and except as otherwise expressly contemplated by this Agreement (including Section
5.14 hereof), between the date of this Agreement and the Closing, the Seller will cause the Company to (i) conduct the Business only in the ordinary course and consistent with past practice; (ii) use reasonable best efforts to preserve and maintain its properties and the current relationships of the Company with its customers, suppliers, distributors, agents, officers and employees and other persons with which the Company has significant business relationships; (iii) use reasonable best efforts to maintain all of the assets owned or used by the Business in the ordinary course of business consistent with past practice; (iv) continue capital expenditures in accordance with the timing and amounts forecast for capital expenditures as set forth on Exhibit 5.02(a) hereto; (v) maintain insurance in full force and effect with respect to the Business with responsible companies, comparable in amount, scope and coverage to that in effect on the date of this Agreement; (vi) use reasonable best efforts to preserve the goodwill and ongoing operations of the Business; (vii) maintain the Books and Records in the usual, regular and ordinary manner, on the basis consistent with prior years; and (viii) perform and comply in all material respects with their obligations under the Commitments.

                  (b) Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing, the Seller will cause the Company not to do any of the following without the prior written consent of the
Purchaser:

                        (i) create any Encumbrance on any properties or assets (whether tangible or intangible) of the Company;

                        (ii) (A) except for inventory in the ordinary course of business sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any assets of the Company or (B) cancel any indebtedness owed to the Company;

                        (iii) acquire (by merger, consolidation, or acquisition of stock or assets) any Person;

                        (iv) (A) issue any debt securities, (B) incur any additional indebtedness (other than Existing Indebtedness), (C) assume, grant, guarantee or endorse, or make any other accommodation or arrangement making the Company responsible for, the Liabilities of any other Person or (D) make any loans, advances or capital contributions to, or investments in any Person;

                        (v) change any method of accounting or accounting practice used by the Company, other than such changes required by U.S. GAAP and changes of tax accounting methods to the extent the Code requires conformity of financial and tax accounting methods; provided that the Seller shall give the Purchaser prompt written notice of any such change;

                        (vi) (A) enter into or adopt or amend any existing agreement or arrangement relating to severance, (B) enter into or adopt or amend any existing severance plan, (C) enter into or adopt or amend any Company Employee Plan or Employee Agreement (including, without limitation, the plans, programs, agreements and arrangements referred to in Section 3.22) or (D) grant any increases in compensation, except compensation increases associated with promotions and annual reviews in the ordinary course of business and the payment of bonuses to the individuals in the amounts listed on Exhibit 5.02(b)(vi) hereto;

                        (vii) make, revoke or change any Tax election, compromise or settle any federal, state, local, foreign or other Tax liability or make any payment under any Tax sharing, allocation or indemnity agreement;

                        (viii) accelerate or delay the purchase of raw materials, the manufacture, shipment or sale of inventory, the collection of accounts or notes receivable or the payment of accounts or notes payable or accrued liabilities or expenses or otherwise operate the Business, in each case, in a manner that would be inconsistent with past practices or the forecast of inventory, accounts and notes receivable, accounts and notes payable and accrued liabilities and expenses previously provided to the Purchaser and attached hereto as Exhibit 5.02(b)(viii);

                        (ix) except as set forth in Schedule 5.02(b)(ix) engage in any transaction with the Seller or any of his Affiliates;

                        (x) enter into, modify, terminate, amend or grant any waiver in respect of any Commitment;

                        (xi) allow the lapse of any of the Company's rights of ownership or use of any Intellectual Property right;

                        (xii) repurchase, redeem or otherwise acquire or exchange any share of Common Stock, issue or sell any additional shares of the capital stock of, or other equity interests in, the Company, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests or such securities;

                        (xiii) amend the Company's articles of incorporation or bylaws or equivalent organization documents;

                        (xiv) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof); or

                        (xv) take any action that is reasonably likely to result in the representations and warranties set forth in Articles III becoming false or inaccurate in any material respect as of the Closing Date; or

                        (xvi) agree to take any of the actions specified in this
      Section 5.02(b).

            5.03 Access and Information. (a) From the date hereof until the Closing, each of the Company and the Seller shall, and shall cause the Company's officers, directors, employees and agents to, afford to the Purchaser and its officers, directors, employees, counsel, accountants, advisors, representatives and agents access to the officers, employees, agents, customers, suppliers, properties, offices and other facilities, and to the Company's Books and Records (including, without limitation, Returns and work papers of its independent auditors) and Commitments, and shall furnish the Purchaser and such others all financial, operating, technical and other data and information which the Purchaser, through its officers, employees, representatives or agents, may from time to time reasonably request.

                  (b) Without limiting the generality of the foregoing, the Purchaser shall have the right to (i) inspect records, reports, permits, applications, monitoring results, studies, correspondence data and any other information or documents relevant to Environmental Matters, (ii) inspect all buildings and equipment at the Owned and Leased Real Properties, and (iii) conduct tests of the soil surface or subsurface waters at, in, on, beneath or about the Owned and Leased Real Properties as may be recommended by an environmental consultant engaged by the Purchaser; provided that in each case, such tests and inspections shall be conducted only (x) during regular business hours and upon reasonable notice and (y) in a manner that will not unduly disrupt or interfere with the operation of the business of the Company.

                  (c) In connection with the continuing operation of the business of the Company between the date of this Agreement and the Closing, the Company shall use all reasonable best efforts to consult in good faith on a regular and frequent basis with representatives of the Purchaser to report material operational developments and the general status of ongoing operations. The Seller acknowledges that any such consultation shall not constitute a waiver by the Purchaser of any rights it may have under this Agreement and that the Purchaser shall not have any liability or responsibility for any actions of the Company or any of its officers, directors, employees, agents or Affiliates with respect to matters which are the subject of such consultations.

            5.04 Compliance with Antitrust Laws; Regulatory and Other Consents.
(a) Each of the Purchaser and the Seller shall cooperate with the other in making filings under the HSR Act and shall use its best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its best efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or state antitrust enforcement or other Governmental Entities (collectively, the "Regulatory Agencies") may assert under the antitrust laws with respect to the transactions contemplated hereby. In the event an action is instituted by any Person challenging the transactions contemplated hereby as violative of the antitrust laws, each of the Purchaser and the Seller shall use its best efforts to resist or resolve such action.

                  (b) The parties agree to cooperate in obtaining any consents of any third parties (in addition to the Antitrust Division, the FTC or other parties or agencies, whose consents or approvals are covered elsewhere herein) required in connection with the transactions contemplated hereunder (each, a "Required Consent"). The parties agree that in the event such a Required Consent is not obtained prior to the Closing and the Closing occurs, the Seller will, subsequent to the Closing, cooperate with the Purchaser and the Company in attempting to obtain the Required Consent.

            5.05 Best Efforts. Subject to the terms and conditions in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby. Each of the corporate parties agrees to provide all necessary cooperation in connection with the arrangement of the borrowings under the Credit Agreement, including without limitation, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents.

            5.06 Employee Matters. The Purchaser shall cause the Company (i) to continue in effect, until December 31, 1998, The Yankee Candle Company, Inc. 401(k) and Profit Sharing Plan and (ii) to honor the Company's obligations under each of the Company Employee Plans and deferred compensation agreements listed on

Schedule 3.22(a) (or such amended or alternative Plans and agreements which are substantially comparable in the aggregate to the Plans and agreements listed on Schedule 3.22(a)), in accordance with their respective terms.

            5.07 Notice. Each party shall give prompt written notice to the other of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Seller or the Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or that will or may result in the failure to satisfy any of the conditions specified in Article VI, and (b) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

            5.08 Cash Management. As part of the cash management program of the Company, the Company maintains disbursement checking accounts (the "Disbursement Accounts") from which checks and drafts in respect of the Business are drawn and are funded by the Company. No later than one Business Day prior to the Closing Date, the Company shall deliver to the Purchaser a written estimate (the "Estimated Overdraft") of the checks and drafts in respect of the Business that will have been written on the Disbursement Accounts but not presented for payment as of the close of business on the day immediately preceding the Closing Date (the "Outstanding Checks"). At the Closing, the Seller shall transfer to a separate interest bearing account (the "Settlement Account"), opened by the Company at the Company's bank where the Disbursement Accounts are open, an amount equal to the Estimated Overdraft. The Settlement Account shall be exclusively used to pay any Outstanding Checks presented for payment after the Closing. Within ten Business Days after the Closing, the Company shall advise the Purchaser and the Seller in writing as to the actual amount of the Outstanding Checks that have been duly honored for payment (the "Actual Overdraft"). If the Actual Overdraft exceeds the Estimated Overdraft, the Seller shall pay to the Purchaser, within two Business Days of receipt of such advice, the amount of such excess. Within two Business Days of the determination of the Actual Overdraft, the Company shall close the Settlement Account and pay to the Seller the balance, if any, of such account, as reflected on the closing statement delivered by the Company's bank. Such closing statement shall be accompanied by a certificate signed by an authorized officer of the Company stating that the Settlement Account has been exclusively used to pay for Outstanding Checks. The Seller will be responsible for any Outstanding Checks subsequently presented for payment. The Seller shall be responsible to fund the Disbursement Accounts in amounts sufficient to pay all checks and drafts in respect of the Business that are written but not presented for payment prior to the close of business on the day immediately preceding the Closing Date. In the event that Outstanding Checks are presented for payment following the determination of the Actual Overdraft, the Company shall send a notice to the Seller of the amount of such Outstanding Checks funded by the Company and duly honored for payment, and the Seller shall pay to the

Company two Business Days after receipt of such notice the amount set forth in such notice.

            5.09 Tax Provisions. (a) The Seller shall indemnify and hold harmless, without duplication, the Purchaser and the Company (collectively, the "Tax Indemnified Parties") from and against any and all Liabilities and Losses of the Company or the Purchaser based upon, resulting from or arising out of (i) Taxes relating to Pre-Closing Tax Periods, including, without limitation, any and all Taxes attributable to the Section 338(h)(10) Elections and any other elections pursuant to Code Section 338 or analogous provisions of state or local law that are made or deemed to be made automatically as a result of the Section 338(h)(10) Elections, but only to the extent the amount of the Liability (including, without limitation, Losses with respect thereto) for any such Tax exceeds the amount of the reserves (if any) for such Tax reflected on the Final Balance Sheet; (ii) the failure of the Seller to perform its obligations pursuant to Section 5.09(d); and (iii) the ineffectiveness or invalidity of the
Section 338(h)(10) Elections (including, without limitation, the invalidity or ineffectiveness of the Section 338(h)(10) Elections resulting, in whole or in part, from the inability of the Company or the purchase of the Transferred Shares to qualify for treatment under Section 338(h)(10)), unless such ineffectiveness or invalidity is the result of (i.e., would not have occurred but for) (1) Purchaser's failure to timely and properly prepare and file such forms as are necessary to make the Section 338(h)(10) Elections, except to the extent that such failure is caused by Seller, or (2) the inaccuracy or incompleteness of information provided by Purchaser in connection with such forms, except to the extent caused by Seller. In the case of any Tax relating to a taxable period of the Company that includes but does not end on the Closing Date, the portion of such Tax relating to the portion of such taxable period which ends on the Closing Date shall be computed for purposes of clause (i) of this Section 5.09(a) in a manner which is consistent with the same computation undertaken for purposes of the preparation of the Final Balance Sheet.

                  (b) (i) With respect to the purchase and sale of the Transferred Shares, the Seller shall join with the Purchaser in making a timely election under Section 338(h)(10) of the Code, and the regulations promulgated thereunder, and any corresponding elections under state, local or foreign tax law ("Section 338(h)(10) Elections"). Seller shall cooperate with Purchaser to take all actions necessary and appropriate (including timely preparing and filing such additional forms, Returns, elections, schedules and other documents separately or jointly with Purchaser) as may be required to effect and preserve timely Section 338(h)(10) Elections in accordance with Code Section 338(h)(10), and the regulations promulgated thereunder, and any corresponding provisions of state, local or foreign tax law. Seller shall report the purchase by Buyer of the Transferred Shares in a manner consistent with the Section 338(h)(10) Elections and shall take no position inconsistent therewith in any Return or audit or any proceeding before any taxing authority.

                        (ii) The Seller shall prepare and deliver to the Purchaser, prior to the Closing, a validly executed IRS form 8023-A (and, as applicable, analogous forms required pursuant to state, local or foreign tax law) providing for a Section 338(h)(10) election with respect to the purchase and sale of the Transferred Shares, with such portions of the forms as relate to the Company and the Seller properly completed. The Purchaser shall be responsible for the filing of such forms. The Seller shall be responsible for the preparation of the Company's federal and state Income Tax Returns for the taxable years which end on or prior to the Closing Date and such Income Tax Returns shall be prepared in a manner consistent with the prior practice of the Company. The Seller shall provide the Purchaser with an opportunity to review and comment on such Income Tax Returns at least 10 days prior to the date that such Returns are due to be filed (taking into account extensions of the due date thereof). Any Tax due with respect to such Income Tax Returns or, in the case of any Income Tax Returns for taxable years which include the Closing Date, the portions of such Tax relating to Pre-Closing Tax Periods (including in each case payments of estimated Tax) shall be paid by the Seller to the Company on the later of two days before the first date on which such Tax becomes due and payable without interest or penalties or two days after the Purchaser's request for such payment, and upon receipt by the Company shall be promptly paid over by the Company to the relevant taxing authority. If the amount due pursuant to the immediately preceding sentence is not paid by the Seller by the due date specified therein, the same shall carry interest, without duplication of interest included in the definition of Taxes, from (and including) such due date to (but not including) the date of payment at an annual rate equal to the reference rate from time to time of the Chase Manhattan Bank N.A. The parties shall cooperate with each other to timely prepare and file such Income Tax Returns and such forms and the Seller shall promptly execute and deliver to the Purchaser such documents or forms as are required in connection with such Returns and the Section 338(h)(10) Elections.

                        (iii) The Purchaser shall reasonably determine the "modified aggregate deemed sales price" ("MADSP") of the assets of the Company and shall reasonably allocate the MADSP among the assets of the Company, in each case in accordance with Code Section 338 and the regulations promulgated thereunder, and any comparable provisions of state, local or foreign law, as appropriate. Such determination of MADSP and allocations shall be set forth on a schedule to be prepared by the Purchaser and delivered to the Seller within 180 days of the Closing for the Seller's review and comment. The Seller and the Purchaser (x) shall be bound by, (y) shall file all Returns on a basis consistent with, and (z) shall take no position in any Return or audit or proceeding before any taxing authority which is inconsistent with, such determination of MADSP and such allocations.

                  (c) After the Closing Date, the Seller shall make reasonably available to the Purchaser, and the Purchaser shall make reasonably available to the Seller, all information, records or documents within their possession or control relating to Tax Liabilities or potential Tax Liabilities of the Company with respect to Pre-Closing Tax Periods, and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. The Seller shall afford the Purchaser, and the Purchaser shall afford the Seller, the right to take extracts therefrom and to make copies thereof to the extent reasonably necessary to permit the Purchaser or the Seller to prepare Returns, to conduct negotiations with tax authorities, and to implement the provisions of, and to investigate any claims between the parties arising under this Agreement. The Seller and the Purchaser shall also cooperate, in all other respects, with each other as is reasonably necessary for the Purchaser or the Seller to prepare such Returns, conduct any such negotiations, and investigate any such claims referred to herein.

                  (d) All transfer, transfer gains, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties, interest, additions to tax, and costs and expenses relating to such Taxes) incurred in connection with the purchase and sale of Common Stock under this Agreement shall be borne 50% by the Seller and 50% by the Purchaser. The Seller, at his own expense, shall file all necessary Returns and other documentation with respect to all such transfer, transfer gains, documentary, sales, use, stamp, registration and other Taxes and fees. The Purchaser shall cooperate with the Seller in the preparation of such Returns.

                  (e) (i) Subject to the provisions of this subsection (e) of this Section 5.09, the Seller shall have the right, at his own expense, to control, manage and be responsible for any audit, contest, claim, proceeding or inquiry with respect to Taxes of the Company for any Pre-Closing Tax Period and shall have the right to settle or contest in his discretion any such audit, contest, claim, proceeding or inquiry; provided, however, that (i) the Seller shall not have the right to control any such proceeding unless he first acknowledges in writing his obligation to fully indemnify the Tax Indemnified Parties for the Taxes at issue in the proceeding; (ii) no settlement or disposition of any such proceeding shall be made without the Purchaser's prior written consent, which shall not be unreasonably withheld, if the same reasonably could be expected to affect the Company's liability for Tax in any taxable period or portion of a taxable period ending after the Closing Date and (iii) the Purchaser shall have the right to attend and participate in, at its own expense, any such proceeding controlled by the Seller pursuant to this Section 5.09(e) (it being understood that the Purchaser shall not unreasonably withhold its consent if Seller requests that certain limited meetings with agents of a Taxing authority be held without Purchaser's representative in attendance, provided that Purchaser is kept fully informed with respect to any such meeting).

                        (ii) The Company shall, at its own expense, control, manage and solely be responsible for any audit, contest, claim, proceeding or inquiry with respect to Taxes for any taxable year or period ending after the Closing Date, and shall have the exclusive right to settle or contest any such audit, contest, claim, proceeding or inquiry without the consent of any other party.

                  (f) The Company shall promptly pay over to the Seller any refunds of Income Tax received with respect to Pre-Closing Periods, net of any Income Tax imposed on the Company as the result of the receipt of such refunds.

            5.10 Non-Competition Agreement. The Seller agrees that for a period of ten years immediately following the Closing, the Seller shall not, without the prior written consent of the Company, (a) engage in any Competitive Activity anywhere in the world (including, without limitation, anywhere in the United States of America) or (b) directly or indirectly solicit for employment, including, without limitation, recommending to any subsequent employer the solicitation for employment of, any employee of the Company (other than the Seller's secretary or administrative assistant or any other Person listed on Schedule 5.10). Notwithstanding the foregoing, the Seller may, directly or indirectly, through a corporation or other business entity own, operate, invest in or become employed or engaged by a luxury automobile dealership, winery or vineyard, or a retail gift shop ancillary to any of the foregoing, provided that, if such gift shop sells candles or other home fragrancing products, such products must be manufactured solely by the Company. The parties hereto acknowledge and agree that (x) the Seller will receive substantial and valuable benefits under this Agreement in consideration of the covenants and agreements of the Seller set forth in this
Section 5.10, (y) the Purchaser would not have executed and delivered this Agreement, or agreed to consummate the transactions contemplated hereby upon the terms and conditions set forth in this Agreement, if the Seller had not entered into the covenants and agreements set forth in this Section 5.10 and
(z) the parties intend that such agreements and covenants be enforceable and that it would be grossly inequitable if a court or judicial tribunal were to not enforce such covenants and agreements to the fullest extent provided herein.

            5.11 Further Assurances. After the Closing, each of the parties hereto will, at the request of any other party hereto (a "Requesting Party"), execute, acknowledge and deliver to such Requesting Party, at the sole expense of such Requesting Party, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as a Requesting Party may reasonably request to consummate the transactions contemplated hereby.

            5.12 Closing Resolutions. Simultaneously with the Closing, (a) each of the directors of the Company in office on the date hereof (or appointed after the date hereof but prior to the Closing Date) shall resign effective immediately on the Closing Date, (b) the Seller shall (i) pursuant to Article VIII of the Company's bylaws amend Article III, Section 2 of the Company's bylaws to permit stockholders of the Company to appoint directors and (ii) designate three directors who are nominees of the Purchaser to fill the vacancies created thereby, and (c) the newly appointed members of the board of directors shall authorize the redemption of the Redeemed Shares and the issuance of the Notes to MBO-VI, in each case, as contemplated by this Agreement and the execution, delivery and performance of the Credit Agreement.

            5.13 Amendment to the Company's Articles of Organization. Prior to the Closing, the Seller shall have caused the Company to amend its articles of organization and to take the corporate actions necessary to authorize such amendment, to delete the restrictions on the transfer of shares of Common Stock set forth in Article 5 thereof.

            5.14 Pre-Closing Transactions. (a) At or prior to the Closing, the Company shall assign to the Seller or an entity controlled by the Seller, and the Seller or such entity shall assume, all rights and obligations under that certain Aircraft Lease Agreement, dated as of February 6, 1996, between General Electric Capital Corporation ("GECC") and the Company (the "GECC Lease") and the Company shall receive a release, in form and substance satisfactory to the Purchaser, executed by GECC consenting to such assignment and assumption, releasing the Company of all obligations in connection with the GECC lease and terminating all Encumbrances and guarantees, if any, related thereto.

                  (b) At or prior to the Closing, the Company shall assign to the Seller or an entity controlled by the Seller, and the Seller or such entity shall assume, all rights and obligations under that certain (i) Outfitted Gulfstream IV-SP Sales Agreement, together with all Riders and Addendums thereto, dated as of December 5, 1997, by and between the Company and Gulfstream Aerospace Corporation ("Gulfstream") (the "Gulfstream Contract") and (ii) Aircraft Lease Agreement, together with all associated Commitments (including, without limitation, commitments in respect of indebtedness to Fleet Capital Corporation and all associated security interests), dated as of January 28, 1998 between Fleet National Bank ("Fleet") and the Company (the "Fleet Lease"), and, the Company shall receive releases, in form and substance satisfactory to Purchaser, consenting to such assignments and assumptions, and releasing the Company of all obligations in connection with the Gulfstream Contract and the Fleet Lease and terminating all Encumbrances and guarantees, if any, related thereto.

                  (c) At or prior to the Closing, the Company shall transfer the Retained Assets to the Seller. On the Closing Date, the Company shall make distributions to the Seller of Cash and deliver to the Purchaser a certificate of the Company setting forth the amount of Cash distributed to the Seller between January 1, 1998 and the Closing Date and supporting calculations.

            5.15 Acquisition of Rights to Confidentiality. At the Closing, the Seller shall assign to the Company, to the extent assignable, all rights of the Seller under any confidentiality agreements between the Seller and Persons other than the Purchaser that were entered into in connection with or relating to the possible purchase or sale of all or any portion of the Business (other than the ordinary course of business sale of inventory or replacement of assets), the Company or any equity securities of the Company, or any merger, business combination or recapitalization involving the Business or the Company, including, without limitation, the right to enforce all terms of such confidentiality agreements. At the Closing, the Seller shall, and shall cause Geneva Corporate Finance Inc. to, deliver to the Purchaser the original executed copies of all such confidentiality agreements. If the Seller's rights under any confidentiality agreement are not assignable, the Seller shall cooperate with the Purchaser in taking any action reasonably requested by the Purchaser, including instituting litigation, to enforce for the benefit of the Purchaser any and all rights of the Seller against a third party thereto.

            5.16 Chandler's Tavern, Inc. (a) Within five Business Days after the date hereof, the Purchaser shall, and the Seller shall cause Chandler's Tavern, Inc., a Massachusetts corporation ("Chandler's Tavern") wholly-owned by the Seller to, duly execute and deliver the Asset Purchase Agreement substantially in the form attached hereto as Exhibit 5.16 (the "Asset Purchase Agreement").

            (b) Within one Business Day after the Closing Date, the Purchaser shall, and the Seller shall cause Chandler's Tavern to, consummate the transactions contemplated by the Asset Purchase Agreement.

                                   ARTICLE VI

                                   CONDITIONS

            6.01 Conditions to the Obligations of MBO-VI, the Purchaser and the Seller. The obligations of MBO-VI, the Purchaser and the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by each of MBO-VI, the Purchaser, and the Seller) at or prior to the Closing of each of the following conditions:

                  (a) No Law of any Governmental Entity shall be in effect which prohibits any party from consummating the transactions contemplated hereby.

                  (b) The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

            6.02 Conditions to the Obligations of MBO-VI and the Purchaser. The obligations of MBO-VI and the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by MBO-VI and the Purchaser) at or prior to the Closing of each of the following conditions:

                  (a) (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of the Seller which address matters only as of a particular date, as of such date), disregarding all references in such representations and warranties to "materially", "material adverse change", "Company Material Adverse Effect", "in all material respects" or similar expressions; (ii) the covenants and agreements contained in this Agreement to be complied with by the Company or the Seller at or prior to the Closing shall have been complied with in all material respects; and (iii) the Purchaser shall have received a certificate of the Seller as to the matters set forth in clauses (i) and (ii) above signed by the Seller.

                  (b) All consents, approvals, orders or clearances of any Governmental Entity or any other Person, the granting of which is required for the consummation of the transactions contemplated hereby, including those listed in Schedule 6.02, shall have been obtained in form and substance reasonably satisfactory to the Purchaser.

                  (c) (i) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Order which is in effect and (x) has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions or (y) would materially restrict or interfere with the operation of the Business after the Closing or would have a Company Material Adverse Effect, and (ii) there shall be no Litigation pending that is reasonably expected to be successful before any Governmental Entity of competent jurisdiction seeking a remedy that would have the effect of the foregoing.

                  (d) The Seller and the Company shall have duly executed and delivered to the Purchaser the Stockholder's Agreement, dated as of the Closing Date, by and between the Seller and the Company, substantially in the form attached hereto as Exhibit 6.02(d) (the "Stockholder's Agreement") and each individual listed in Schedule 2.02(f) and each other individual acquiring Class B Shares at the Closing shall have duly executed and delivered to the Purchaser the Employee Stockholder's Agreement with respect to such individual.

                  (e) Each of the Seller, the Purchaser, the Company and the Escrow Agent shall have duly executed and delivered the Escrow Agreement.

                  (f) The Seller shall have prepared and delivered to the Purchaser a validly executed IRS form 8023-A (and, as applicable, analogous forms required pursuant to state, local or foreign tax law) pursuant to Section 5.09(b)(ii).

                  (g) No change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, Liabilities, capitalization, stockholders' equity, financial condition, operations, licenses, results of operations or prospects of the Company which is reasonably likely to be materially adverse to the Company.

                  (h) Each of GECC, Gulfstream and Fleet shall have duly executed and delivered to the Company the consents, releases and other documents referred to in Section 5.14(a) and (b).

                  (i) Each of the individuals listed in Schedule 6.02(i) shall have executed and delivered to the Company a Non-Competition Agreement in the form attached hereto as Exhibit 6.02(i).

            6.03 Conditions to the Obligations of the Seller. The obligations of the Seller to consummate transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Seller) at or prior to the Closing of the following conditions:

                  (a) (i) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of the Purchaser which address matters only as of a particular date, as of such date), disregarding all references in such representations and warranties to "materially", "material adverse change", "in all material respects" or similar expressions; (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or prior to the Closing shall have been complied with in all material respects; and (iii) the Seller shall have received a certificate of the Purchaser as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Purchaser.

                  (b) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

                  (c) The Company shall have duly executed and delivered the Stockholder's Agreement.

                  (d) Each of the Purchaser, the Company and the Escrow Agent shall have duly executed and delivered the Escrow Agreement.

                                   ARTICLE VII

                     TERMINATION PRIOR TO THE EFFECTIVE TIME

            7.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                  (a) by mutual written consent of the Purchaser and the Seller; or

                  (b) by either the Seller or the Purchaser by giving written notice to the other party, if any Governmental Entity with jurisdiction over such matters shall have issued an Order restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and unappealable; provided, however, that the provisions of this Section 7.01(b) shall not be available to a party unless such party shall have complied with its obligations under Section 5.04 or otherwise used its reasonable best efforts to oppose any such Order or to have such Order vacated or made inapplicable to the transactions contemplated by this Agreement; or

                  (c) by either the Purchaser or the Seller by giving written notice to the other party if the Closing shall not occurred on or prior to April 30, 1998 (the "Termination Date"), provided that if the Closing shall not have occurred on or prior to the Termination Date solely as a result of the failure of the Seller to satisfy the condition set forth in
Section 6.02(b), the Termination Date shall automatically, and without any further action by the parties hereto, be extended to May 31, 1998, and provided further that the terminating party is not in breach of its obligations under this Agreement; or

                  (d) by written notice given by the Seller or the Purchaser to the other party, if there shall have been a breach by the Purchaser or the Seller, as the case may be, of its representations, warranties, covenants or agreements contained herein and such breach would, if not cured, cause the conditions contained in Section 6.02 or 6.03, as applicable, not to be satisfied and such breach has not been cured to the reasonable satisfaction of the other party within 15 Business Days after receiving written notice thereof.

            7.02 Effect on Obligations. Termination of this Agreement pursuant to this Article VII shall terminate all obligations of the parties hereunder, except for the obligations under Sections 5.15, 9.10 and 9.11 hereof and under that certain Confidentiality Agreement, dated as of January 14, 1998, by and between Forstmann Little & Co. and Geneva Corporate Finance, Inc. (the "Confidentiality Agreement"); provided, however, that nothing herein shall relieve the defaulting or breaching party from any Liability to any other party hereto.

            7.03 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if the condition specified in Section 6.02(a)(i) has not been satisfied at the Closing, the Purchaser and MBO-VI shall have the right to proceed with the transactions contemplated hereby; if the condition specified in Section 6.03(a)(i) hereof has not been satisfied at the Closing, the Seller shall have the right to proceed with the transactions contemplated hereby; and if any such right to proceed is exercised with actual knowledge, acquired after the date hereof, of the unsatisfied condition, the party exercising such right shall be deemed to have waived such unsatisfied condition and any such representation or warranty the failure of which to be true and correct as contemplated by Section 6.02(a)(i) or 6.03(a)(i), as applicable, has been so waived shall be deemed amended to reflect those facts of which the Purchaser or the Seller, as applicable, has actual knowledge, which facts shall be set forth with specificity in a writing to be executed by the waiving party.

                                  ARTICLE VIII

                                 INDEMNIFICATION

            8.01 Survival. The representations and warranties of the parties hereto contained herein or in any Ancillary Document shall expire on the last day of the eighteenth month following the Closing Date, except that the representations and warranties set forth in Sections 3.20, 3.22 and 3.25 of this Agreement shall survive the Closing Date until the expiration of the applicable statute of limitations (including any extensions thereof) and the representations and warranties set forth in Section 3.03 of this Agreement shall survive indefinitely. After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect, except to the extent a party has asserted a claim in accordance with this Article VIII for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article VIII. The covenants and agreements of the parties hereto shall survive the Closing until performed in accordance with their terms, provided that the Seller's indemnification obligations set forth in
Section 8.03(a)(iii) shall survive until the fifth anniversary of the Closing Date, except to the extent a Purchaser Indemnified Party has asserted a claim in accordance with this Article VIII pursuant to Section 8.03(a)(iii) prior to the fifth anniversary of the Closing Date, in which event the Seller's indemnification obligations with respect to such claim shall survive until such claim is resolved as provided in this Article VIII.

            8.02 Indemnification for the Benefit of the Seller. (a) The
Company agrees to indemnify, from and after the Closing Date, the Seller against and hold him harmless, from and against all Liabilities, losses, damages, claims, costs, interest, judgments, fines, amounts paid in settlement and expenses (including reasonable attorney's fees) (collectively, "Losses") incurred by him based upon, resulting from or arising out of (i) the breach of any representation or warranty of the Purchaser contained in this Agreement or any of the Ancillary Documents, (ii) the breach of any covenant or agreement of the Purchaser contained in this Agreement or any of the Ancillary Documents. Anything in Section 8.02 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Company, unless prompt written notice of such claim or action is received by the Purchaser describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action, provided that the failure of the Seller to give the Company prompt notice as provided herein shall not relieve the Company of any of its obligations hereunder except to the extent that the Company is prejudiced thereby.

                  (b) No claim may be made against the Company for indemnification pursuant to Section 8.02(a)(i), unless the aggregate liability of the Company pursuant to Section 8.02(a)(i) of the Asset Purchase Agreement, exceeds $5,000,000, and the Company shall then only be liable for Losses under this Agreement in excess of such $5,000,000 amount. The maximum amount recoverable, in the aggregate, under Section 8.02(a)(i) of the Asset Purchase Agreement for breaches of representations and warranties shall be $50,000,000.

                  (c) The Seller acknowledges and agrees that, except to the extent any Losses are incurred by such party resulting from any fraudulent misrepresentation by the Purchaser, the Seller's sole and exclusive remedy with respect to any and all claims based upon, resulting from or arising out of the breach of any representation or warranty of the Purchaser contained in this Agreement or any Ancillary Document shall be pursuant to the indemnification provisions of this Article VIII.

            8.03 Indemnification by the Seller. (a) The Seller agrees to indemnify, defend and hold harmless the Company and the Purchaser and each of their respective Affiliates, officers, directors, employees, members, agents, successors, transferees and assigns (each of the foregoing a "Purchaser Indemnified Party") from and against all Losses incurred by any of them based upon, resulting from or arising out of (i) the breach of any representation or warranty of the Seller contained in this Agreement or any of the Ancillary Documents, (ii) the breach of any covenant or agreement of the Seller contained in this Agreement or any of the Ancillary Documents, (iii) Environmental Costs in excess of $250,000, whenever incurred, based upon, arising from or related to any conditions, events, circumstances, facts, activities, practices, incidents, actions or omissions occurring or existing on or prior to the Closing Date
(x) at, on, under, about, within or migrating from or onto any property currently or formerly owned, leased or operated by the Company or any of its predecessors, or (y) otherwise related to the Company, or any other related entity of the Company or any of its subsidiaries, or any divested entity, business, facility or property of the Company or any of their predecessors or related entities, in each case regardless of whether such Environmental Costs are known, unknown, disclosed, undisclosed, fixed or contingent, and in each case including, without limitation, any such Environmental Costs arising from the use, storage, handling, treatment, processing, disposal, generation, transportation or release of any Hazardous Substances at any on-site or off-site location on or prior to the Closing Date or (iv) the GECC Lease, the Gulfstream Contract, the Fleet Lease and any other Retained Asset. Anything in Section 8.03 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Seller for breach of any representation or warranty contained in this Agreement or any of the Ancillary Documents, unless prompt written notice of such claim or action is received by the Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action; provided that the failure of the Company to give the Seller prompt notice as provided herein shall not relieve the Seller of its obligations hereunder, except to the extent that the Seller is prejudiced thereby.

                  (b) No claim may be made against the Seller for indemnification pursuant to Section 8.03(a)(i), unless the aggregate liability of the Seller, when aggregated with the aggregate liability of the "Seller" (as defined therein) pursuant to Section 8.03(a)(i) of the Asset Purchase Agreement, exceeds $5,000,000, and the Seller shall then only be liable for Losses under this Agreement in excess of $5,000,000. The maximum amount recoverable, in the aggregate, under Section 8.03(a)(i) hereof and
Section 8.03(a)(i) of the Asset Purchase Agreement for breaches of representations and warranties shall be $50,000,000.

                  (c) The Company and the Purchaser each acknowledge and agree that, except to the extent any Losses are incurred by such party resulting from any fraudulent misrepresentation by the Seller, the Company's and the Purchaser's sole and exclusive remedy with respect to any and all claims based upon, resulting from or arising out of the breach of any representation or warranty of the Seller contained in this Agreement or any Ancillary Document shall be pursuant to the indemnification provisions of this Article VIII.

            8.04 Materiality. The Company Material Adverse Effect, and materiality (or correlative meaning) qualifications included in the representations, warranties and covenants shall have no effect on any provisions in this Article VIII concerning the indemnities of the Seller or the Company with respect to such representations, warranties and covenants, each of which is given as though there were no Company Material Adverse Effect or materiality qualification for purposes of such indemnities.

            8.05 Indemnification Procedures. (a) A Purchaser Indemnified Party or the Seller, as the case may be (for purposes of this Section 8.05, an "Indemnified Party"), shall give the indemnifying party under Section 8.02 or 8.03, as applicable (for purposes of this Section 8.05, an "Indemnifying Party"), prompt written notice (the "Indemnification Claim Notice") of any claim, assertion, event or proceeding by or in respect of a third party of which such Indemnified Party has knowledge concerning any Loss as to which such Indemnified Party may request indemnification hereunder; provided that failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right to direct, through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, the defense or settlement of any claim or proceeding the subject of indemnification hereunder at its own expense. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. The Indemnified Party shall, upon reasonable notice, provide the Indemnifying Party with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing (which consent shall not be unreasonably withheld) to such payment or unless the Indemnifying Party withdraws from or fails to maintain the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. No settlement in respect of any third party claim may be effected by the Indemnifying Party without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld) unless the settlement involves a full and unconditional release of the Indemnified Party. If the Indemnifying Party shall fail to undertake or maintain any such defense within 30 days of receipt of the Indemnification Claim Notice, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party's expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 8.05 it may conduct such defense as it reasonably deems appropriate (without regard to the availability of indemnification hereunder), and the Indemnifying Party shall be responsible for and pay all costs and expenses of such defense, including its compromise or settlement, if the Indemnifying Party consents thereto (which consent shall not be unreasonably withheld).

                  (b) Notwithstanding the foregoing, with respect to any claim or demand that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the fees and expenses of such separate counsel if there are conflicts that make it reasonably necessary for separate counsel to represent the Indemnified Party and the Indemnifying Party.

                  (c) The parties agree to treat any indemnification payments made by the Seller pursuant to Section 5.09(a) or 8.03 for all Tax purposes as adjustments to the Redemption Price or Transfer Purchase Price or as capital contributions, as appropriate. As security for the payment of the indemnities owed by the Seller, each Purchaser Indemnified Party shall have recourse first to the Withheld Amount in accordance with the terms of the Escrow Agreement, then, once the Withheld Amount and any interest thereon have been fully used, to the Seller, who shall be liable for any such indemnities.

                  (d) The amounts for which an Indemnifying Party shall be liable under Sections 8.02 and 8.03 of this Agreement shall be net of any insurance proceeds received by the Indemnified Party in connection with the circumstances giving rise to the right of indemnification.

                  (e) The obligation of the Indemnifying Party pursuant to
Section 8.02(a)(i) or 8.03(a)(i) shall be limited to actual damages and shall not include lost profits or consequential damages whether arising in contract, tort (including negligence and strict liability), warranty, statute or otherwise; provided that any lost profits or consequential damages recovered by a third party (including any governmental or quasi-Governmental Entities) against a party entitled to indemnity pursuant to this Article VIII shall be included in the damages recoverable under such indemnity.

                                   ARTICLE IX

                                  MISCELLANEOUS

            9.01 Entire Agreement. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements among the parties with respect to the subject matter hereof and thereof.

            9.02 Successors and Assigns. Except as otherwise expressly provided herein, the terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto, except that all or any of the rights of the parties hereto may be assigned to any corporation newly-formed and wholly owned by the Purchaser for the purpose of effecting the transactions contemplated hereby, provided that no such assignment shall relieve the Purchaser of any of its liabilities hereunder. Nothing in this Agreement, express or implied, is intended to, or shall, confer on any Person (other than, with respect to Section 9.13 hereof, Geneva Corporate Finance, Inc.), other than any of the parties hereto, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

            9.03 Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

            9.04 Construction. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof. All section and article references are to this Agreement, unless otherwise expressly provided. As used in this Agreement, (a) "hereof", "hereunder", "herein" and words of like import shall be deemed to refer to this Agreement in its entirety and not just a particular section of this Agreement, and (b) unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number or the plural number, words of the masculine gender shall include the feminine and neuter, and, when the sense so indicates, words of the neuter gender shall refer to any gender.

            9.05 Acknowledgment. The Seller acknowledges that the representations and warranties contained in this Agreement, any Ancillary Document and in any certificate or other document delivered to MBO-VI or the Purchaser shall not be deemed waived or otherwise affected by any investigation by MBO-VI or the Purchaser, or their respective officers, directors, employees, counsel, accountants, advisors, representatives and agents.

            9.06 Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Company, the Seller, MBO-VI and the Purchaser. Any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

            9.07 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement (including, without limitation, Section 5.10) is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            9.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including, without limitation, Section 5.10) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (including, without limitation, Section 5.10) and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            9.09 Public Announcements. Prior to the Closing, none of MBO-VI, the Purchaser, the Company or the Seller shall make any press release with respect to this Agreement or the transactions contemplated hereby, except as may be required by Law (in which case, the nature of the statement shall be described to each other party prior to dissemination to the public) or as otherwise agreed to by the Seller and the Purchaser.

            9.10 Expenses. Except as otherwise provided in this Section 9.10, each of the parties hereto shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, in each case including, without limiting the generality of the foregoing, fees and expenses of such Person's own financial consultants, advisors, brokers, accountants and counsel. The Seller agrees that all costs and expenses incurred by him or the Company in connection with this Agreement and the transaction contemplated hereby, including, without limitation, those fees and expenses enumerated in the previous sentence, to the extent not included in the calculation of Transaction Expense Payments, will be paid by the Seller and will not be allocated to the Company.

            9.11 Notices. Any notice, request, instruction or other document to be given hereunder (a "Notice") by any party hereto to any other party shall be in writing and delivered personally, sent by a recognized worldwide or nationwide (whichever is applicable) overnight delivery service with charges prepaid, sent by registered or certified mail with postage prepaid, or sent by facsimile transmission:

            if to MBO-VI or the Purchaser to:

            Yankee Candle Holdings Corp.
            c/o Forstmann Little & Co.
            767 Fifth Avenue, 44th Floor
            New York, New York 10153
            Facsimile: (212) 759-9059
            Confirmation: (212) 355-5656
            Attention: Sandra J. Horbach

            with a copy to:

            Fried, Frank, Harris, Shriver & Jacobson
            One New York Plaza
            New York, New York  10004
            Facsimile: (212) 859-4000
            Confirmation: (212) 859-8000
            Attention: Robert C. Schwenkel, Esq.

            if to the Seller or the Company to:

            The Yankee Candle Company, Inc.
            102 Christian Lane
            Whately, Massachusetts 01093
            Facsimile: (413) 665-4171
            Confirmation: (413) 665-8306
            Attention: Harry J. Flood

            with a copy to:

            Peabody & Brown
            101 Federal Street
            Boston, Massachusetts 02110
            Facsimile: (617) 345-1300
            Confirmation: (617) 345-1000
            Attention: Charles F. Claeys, Esq.

or at such other address for a party as shall be specified by like Notice. Any Notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party, except that any Notice delivered by facsimile transmission shall be deemed to have been given upon confirmation of transmission; provided that Notice so delivered is promptly followed by duplicate Notice to that same party sent by registered or certified mail, postage prepaid.

            9.12 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case, located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

            9.13 Representations and Warranties. The Purchaser acknowledges that none of the Seller, Geneva Corporate Finance, Inc. or the Company has made any representation or warranty, expressed or implied, as to the Company, not included in this Agreement, the Schedules hereto or the Ancillary Documents. Without limiting the foregoing, the Purchaser acknowledges that none of the Seller, Geneva Corporate Finance, Inc. or the Company has made any representations or warranty, express or implied, with respect to the Confidential Business Review concerning the Company prepared by Geneva Corporate Finance, Inc. or any projections or forward looking statements contained therein.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                    FORSTMANN LITTLE & CO.
                                    SUBORDINATED DEBT AND EQUITY
                                    MANAGEMENT BUYOUT PARTNERSHIP
                                    VI, L.P.

                                    By: FLC XXIX Partnership
                                        its general partner

                                    By: /s/ Sandra J. Horbach
                                       ----------------------------------
                                       Name: Sandra J. Horbach
                                       Title: a general partner


                                    YANKEE CANDLE HOLDINGS CORP.

                                    By: /s/ Sandra J. Horbach
                                       ----------------------------------
                                       Name: Sandra J. Horbach
                                       Title: President


                                    THE YANKEE CANDLE COMPANY, INC.

                                    By: /s/ Harry J. Flood
                                       ----------------------------------
                                       Name: Harry J. Flood
                                       Title: Treasurer

                                    /s/ Michael Kittredge
                                    ----------------------------------
                                    Michael Kittredge

                                    GUARANTEE

      Each of MBO-VI and Forstmann Little & Co. Equity Partnership-V, L.P. ("EP-V") agrees to cause Yankee Candle Holdings Corp. (including any assignee of Yankee Candle Holdings Corp.) to fully perform and observe its covenants and other obligations under the foregoing Recapitalization Agreement and shall be entitled to enforce directly any benefit of the Recapitalization Agreement accruing to Yankee Candle Holdings Corp. The foregoing agreement of each of MBO-VI and EP-V shall terminate at the Closing.

Dated: March 25, 1998

                                    FORSTMANN LITTLE & CO. SUBORDINATED DEBT
                                    AND EQUITY MANAGEMENT BUYOUT
                                    PARTNERSHIP-VI, L.P.

                                    By:   FLC XXIX Partnership,
                                          its general partner

                                          By: /s/ Sandra J. Horbach
                                             -------------------------------
                                             Sandra J. Horbach,
                                             a general partner


                                    FORSTMANN LITTLE & CO. EQUITY
                                    PARTNERSHIP-V, L.P.

                                    By:   FLC XXX Partnership,
                                          its general partner

                                          By: /s/ Sandra J. Horbach
                                             -------------------------------
                                             Sandra J. Horbach,
                                             a general partner